UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY

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4582 SOUTH ULSTER STREET, SUITE 1100

DENVER, COLORADO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 28, 2015

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Meeting”) of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (“Aimco” or the “Company”) to be held on Tuesday, April 28, 2015, at 8:30 a.m. at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1100, Denver, CO 80237, for the following purposes:

1. To elect seven directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

2. To ratify the selection of Ernst & Young LLP, to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015;

3. To conduct an advisory vote on executive compensation; and

4. To approve the Apartment Investment and Management Company 2015 Stock Award and Incentive Plan for purposes of Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended, and the New York Stock Exchange stockholder approval rules;

5. To approve an amendment to the charter to permit the Board of Directors to grant waivers of the look-through ownership limit up to 18%;

6. To consider and vote on a stockholder proposal described in the accompanying proxy statement, if this proposal is presented at the meeting; and

7. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on February 20, 2015, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

We are again pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Meeting.

On or about March 19, 2015, we intend to mail our stockholders a notice containing instructions on how to access our 2014 proxy statement (the “Proxy Statement”), Annual Report on Form 10-K for the year ended December 31, 2014, and 2014 Corporate Citizenship Report and vote online. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to these documents on the Internet.

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa R. Cohn
Secretary

March     , 2015

Important Notice Regarding the Availability of Proxy Materials for

Aimco’s Annual Meeting of Stockholders to be held on April 28, 2015.

This Proxy Statement, Aimco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and 2014 Corporate Citizenship Report are available free of charge at the following website: www.edocumentview.com/aiv.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

4582 SOUTH ULSTER STREET, SUITE 1100

DENVER, COLORADO 80237

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 28, 2015

The Board of Directors (the “Board”) of Apartment Investment and Management Company (“Aimco” or the “Company”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of proxies to be voted at our 2015 Annual Meeting (the “Meeting”). The Meeting will be held on Tuesday, April 28, 2015, at 8:30 a.m. at Aimco’s corporate headquarters located at 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237, and at any and all adjournments or postponements thereof.

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting. The mailing of such Notice is scheduled to begin on or about March 19, 2015. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a printed copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, the Notice includes instructions on how stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

This solicitation is made by mail on behalf of Aimco’s Board. Costs of the solicitation will be borne by Aimco. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of Proxy Advisors LLC, for an estimated fee of $10,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of the close of business on the record date, February 20, 2015 (the “Record Date”), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 156,277,762 shares of Common Stock issued and outstanding.

Whether you are a “stockholder of record” or hold your shares through a broker or nominee (i.e., in “street name”) you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote via the Internet by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are officers of Aimco. All proxies properly submitted in time to be counted at the Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted in accordance with the recommendations of the Board. Proxies may be revoked at any time before voting by filing a notice of revocation with the Corporate Secretary of the Company, by filing a later dated proxy with the Corporate Secretary of the Company or by voting in person at the Meeting.

You are entitled to attend the Meeting only if you were an Aimco stockholder or joint holder as of the Record Date or if you hold a valid proxy for the Meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to February 20, 2015, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If you are a beneficial owners of shares and do not provide your broker, as stockholder of record, with voting instructions, your broker has authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. At the Meeting, the following matters are not considered routine: the election of the board of directors, and the advisory vote on executive compensation, the approval of the Aimco 2015 Stock Award and Incentive Plan and the approval of amendment to the charter. Where a matter is not considered routine, shares held by your broker will not be voted (a “broker non-vote”) absent specific instruction from you, which means your shares may go unvoted on those matters and not affect the outcome if you do not specify a vote.

The principal executive offices of the Company are located at 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237.

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to Aimco’s Articles of Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), directors are elected at each annual meeting of stockholders and hold office for one year, and until their successors are duly elected and qualify. Aimco’s Bylaws currently authorize a Board consisting of not fewer than three nor more than nine persons. The Board currently consists of seven directors.

The nominees for election to the Board selected by the Nominating and Corporate Governance Committee of the Board and proposed by the Board to be voted upon at the Meeting are:

James N. Bailey Terry Considine Thomas L. Keltner J. Landis Martin	Robert A. Miller Kathleen M. Nelson Michael A. Stein

Messrs. Bailey, Considine, Keltner, Martin, Miller, and Stein and Ms. Nelson were elected to the Board at the last Annual Meeting of Stockholders. Messrs. Bailey, Keltner, Martin, Miller, and Stein and Ms. Nelson are not employed by, or affiliated with, Aimco, other than by virtue of serving as directors of Aimco. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Bailey, Considine, Keltner, Martin, Miller, and Stein and Ms. Nelson to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board that they are able and willing to serve as directors.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than seven nominees.

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of votes “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Nominating and Corporate Governance Committee of the Board for consideration. The Nominating and Corporate Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating and Corporate Governance Committee’s recommendation.

For purposes of the election of directors, abstentions or broker non-votes as to the election of directors will not be counted as votes cast and will have no effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the seven nominees named above as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE SEVEN NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2014, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2015, subject to ratification by Aimco’s stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2014 and 2013, are described below under the heading “Principal Accountant Fees and Services.”

In selecting and overseeing the Company’s independent auditor, the Audit Committee considers, among other things:

•	Ernst & Young LLP’s historical and recent performance on the Aimco audit, including the results of an internal survey of Ernst & Young LLP’s service and quality;

•	External data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young LLP and its peer firms;

•	The appropriateness of Ernst & Young LLP’s fees;

•	Ernst & Young LLP’s tenure as Aimco’s independent auditor and its familiarity with Aimco’s operations and business, accounting policies and practices and internal control over financial reporting;

•	The depths of Ernst & Young LLP’s capabilities and resources to support our business in the areas of accounting, auditing, internal control over financial reporting, tax and related matters; and

•	Ernst & Young LLP’s independence.

Based on this evaluation, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of Aimco and our stockholders to retain Ernst & Young LLP to serve as our independent auditor for 2015.

Representatives of Ernst & Young LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted “for” the proposal to ratify the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

THE SELECTION OF ERNST & YOUNG LLP.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Aimco’s proxy statement for the 2011 annual meeting of stockholders contained a proposal for stockholders to indicate whether they would prefer that we conduct advisory votes on executive compensation once every one, two, or three years. The Board recommended that stockholders vote “for” an annual advisory vote on executive compensation, as it would allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. A majority of stockholders voted “for” an annual advisory vote on executive compensation. Accordingly, the Board decided it will include an advisory vote on executive compensation at each annual meeting of stockholders until the next required advisory vote on frequency of stockholder votes on executive compensation, which will occur no later than the 2017 annual meeting of stockholders.

At Aimco’s 2014 Annual Meeting of Stockholders, approximately 56% of the votes cast in the advisory vote on executive compensation that were present and entitled to vote on the matter were in favor of the compensation of Aimco’s named executive officers (also commonly referred to as “Say on Pay”) as disclosed in Aimco’s 2014 proxy statement. While representing majority support for the “Say on Pay” proposal, these results were significantly below the 94% average of the prior three years’ advisory votes and also below what the Board and management deem satisfactory. As a result, the Board and management determined that extensive engagement with stockholders was necessary and important.

In the spring of 2014, members of management reached out to over 50 stockholders (representing over 80% of shares of Common Stock outstanding as of December 31, 2013) to discuss Aimco’s 2013 executive pay and its alignment with performance, and to solicit feedback on Aimco’s compensation program and governance practices.

In addition, during the fourth quarter of 2014 and into 2015, members of management arranged and participated in 11 detailed and substantive meetings with stockholders (representing over 50% of shares of Common Stock outstanding as of September 30, 2014) to solicit feedback on executive compensation program and governance changes Aimco was contemplating as a result of the “Say on Pay” vote and the stockholder feedback received in the spring of 2014. Specifically, Aimco wanted to hear from stockholders as to what would make us an industry leader in compensation, governance and disclosure. Mr. Keltner, Chairman of the Compensation and Human Resources Committee (the “Committee”), also participated in a discussion with Aimco’s largest stockholder, which specifically requested his participation.

The Committee and management, with assistance from Board Advisory, LLC (“Board Advisory”), the Committee’s independent compensation consultant, and FPL Associates, L.P. (“FPL”), management’s compensation consultant, considered the opinions provided during all of these meetings and reviewed the results over four consecutive quarterly in-person meetings and three separate telephonic meetings. The Committee approved certain changes to Aimco’s executive compensation program and governance practices, as described in more detail below.

Of course, stockholders did not speak with a single voice when it came to their preferences for compensation structures, objectives, goals, time periods, currencies and governance items. We sought to find the common ground and common themes that would both be responsive to stockholders and fit Aimco’s objectives in attracting, retaining, and incentivizing Aimco’s leaders to drive the success of Aimco. We looked to find the areas of greatest commonality among the input provided by stockholders and we believe the changes we have made are responsive to the feedback we heard and are in the best interests of Aimco and its stockholders. The chart beginning on page 40 summarizes the key points we heard, what actions we have taken, and when the changes are effective. At a high level, the changes include the following:

•

With regard to Aimco’s short-term incentive (“STI”) plan: more disclosure on goals, including an explanation of the objective of each goal and disclosure of threshold, target, and maximum achievement levels for each goal; clarity around the connection of each goal to Aimco’s stated business strategy; a reduction in the number of goals, from twelve for 2014 to eight for 2015; and an adjustment to the weightings for most goals such that the majority of goals are objective, financial goals, and an even higher percentage of goals are objective goals easily reduced to single numeric outcomes.

•

Implementation of an entirely new long-term incentive (“LTI”) plan with the following key elements: based on relative total shareholder return (“TSR”) as compared to the NAREIT Apartment Index (60% weighting) and the MSCI US REIT Index (“REIT Index”) (40% weighting) over a forward looking, three year performance period; requiring outperformance on relative return performance metrics in order to receive target payout; including a “modifier” if, for any three-year performance period, Aimco’s absolute return were negative; and providing for the CEO that 100% of LTI be “performance based,” or “at risk,” and that for the other named executive officers (“NEOs”), 80% of LTI be “performance based” and 20% be for purposes of retention, or “time based.”

•

With regard to governance: double trigger change of control provisions for all equity awards; adoption of anti-hedging and anti-pledging policies; and a written commitment codifying our long term policies not to provide future excise tax gross ups and not to reprice underwater options; and written documentation of our long term clawback policy, which covers all forms of bonus, incentive and equity compensation.

As described in detail under the heading “Compensation Discussion & Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased TSR, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Here are further details of the Aimco program:

•

Members of the Committee are independent directors. The Committee has established a thorough process for the review and approval of Aimco’s executive compensation program, including amounts awarded to executive officers. The Committee engaged and received advice from an independent, third-party compensation consultant. The Committee selected a peer group of companies for the purpose of comparing Aimco’s compensation of executive officers.

•

Aimco sets target total cash compensation and target total compensation near the median of corresponding targets among the peer group. Consistent with Aimco’s pay-for-performance philosophy, actual compensation is based on Aimco’s results.

•	Aimco does not provide any perquisites or change in control benefits to the named executive officers that are not available to other employees.

•	Aimco does not maintain or contribute to any defined benefit pension, supplemental pension plan or nonqualified deferred compensation plan for its executive officers.

•	Aimco does not maintain any employment or severance agreements with its executive officers (other than for Mr. Considine).

•

Aimco’s compensation programs, which, among other things, include caps on cash compensation, shared performance metrics across the organization, multiple performance metrics that align with Aimco’s publicly communicated business strategy, the use of long-term incentive compensation that is based on TSR, and stock ownership guidelines with required holding periods after vesting, are aligned with the long-term interests of the Company.

•

Consistent with Aimco’s pay-for-performance philosophy, and as such Mr. Considine’s total compensation is highly variable from year to year, determined by Aimco’s results. Mr. Considine’s total compensation has fluctuated in the last ten years from a low of $2.6 million to a high of $5.26 million, with an average of $4.18 million, and in some years was comprised of little or no cash compensation.

•

None of our named executive officers received a salary increase for 2014. Mr. Considine’s base salary of $600,000 has remained unchanged since 2006 and is well below the median for CEOs of his experience, expertise and tenure.

Here is how the Aimco program was applied in 2014:

•	Due to excellent 2014 results, executive officers were awarded annual incentive compensation and long-term incentive compensation in amounts that were above target amounts.

•	Aimco’s 2014 performance highlights include the following:

•

Aimco had 48% TSR in 2014, outperforming the REIT Index, the NAREIT Apartment Index, and the S&P Total Return Index over the one-year and three-year periods ending December 31, 2014. For the past one and three years, Aimco TSR was first among multi-family REIT peers.

•

Aimco’s conventional same-store revenue was up 4.5% in 2014, and net operating income (“NOI”) was up 5.5% in 2014, placing Aimco second among multi-family REITs for revenue growth, and in the top one-third among multi-family REITs for NOI growth.

•	Adjusted Funds from Operations (“AFFO”) per share, which is Aimco’s primary measure of profitability and how we “keep score,” was up 10% over 2013.

•

Average revenue per apartment home was up 14% over one year, and 32% over three years, to $1,669, reflecting Aimco’s execution against its portfolio management strategy – to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in redevelopment and acquisition of higher-quality apartment communities.

•	Redevelopment and development projects underway in 2014 are expected to create incremental net asset value equal to 35% of the Aimco investment.

•	Aimco increased its unencumbered pool of properties to more than $1 billion in asset value, increasing financial flexibility.

•

Aimco’s Board of Directors declared a quarterly cash dividend of $0.28 per share of its Class A Common Stock for the quarter ended December 31, 2014, an increase of 8% compared to the dividend paid during 2014.

•

Reflecting Aimco’s intentional focus on a collaborative and collegial workplace with a specific focus on developing the Aimco culture as a competitive advantage, Aimco achieved record scores for team engagement and was recognized by The Denver Post, for the second year in a row, as one of the top places to work in Colorado.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation and Human Resources Committee of the Board. However, as described above, we take seriously the views of our stockholders, and to the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation and Human Resources Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

In order to be approved at the Meeting, Proposal 3 must receive the affirmative vote of a majority of the total votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

We are asking the Company’s stockholders to approve, on an advisory basis, the following resolution: RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion & Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4:

APPROVAL OF THE APARTMENT INVESTMENT AND MANAGEMENT COMPANY

2015 STOCK AWARD AND INCENTIVE PLAN

We are asking our stockholders to vote for a proposal to approve the 2015 Stock Award and Incentive Plan (the “2015 Plan”), which was adopted by the Board on February 25, 2015, subject to approval of the Company’s stockholders. All grants of awards outstanding under the 2007 Stock Award and Incentive Plan (the “2007 Plan”) will continue in full force and effect in accordance with their terms.

The provisions of the 2015 Plan are generally consistent with the provisions of the 2007 Plan, except that the 2015 plan:

•

Reserves for issuance a total of 1,500,000 shares of our Common Stock, plus up to 2,400,000 shares of our Common Stock subject to awards previously granted under the 2007 Plan that may be forfeited, cancelled, exchanged or surrendered;

•	Provides for grants of performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”);

•	Provides for grants of cash-based awards and other incentive awards, as described in more detail below; and

•	Contains certain technical updates and revisions.

As of February 19, 2015, there were 150,735 shares available to be granted under the 2007 Plan, all of which may be issued in the form of stock options, and 96,007 of which may be issued in the form of restricted stock. If the 2015 Plan is not approved by stockholders, then the 2007 Plan will remain in place and awards may continue to be granted pursuant to the terms of the 2007 Plan. However, due to the limited number of shares remaining under the 2007 Plan, our ability to provide equity incentives to employees will be restricted.

In determining the number of shares to be authorized under the proposed 2015 Plan, the Board considered the purposes of the plan, as well as its cost:

•

Equity Compensation: Aimco believes that equity compensation is a key component of its total compensation for officers, as described in more detail on pages 49 through 51 of the section entitled “Compensation Discussion and Analysis.” Without equity-based compensation, Aimco would be at a disadvantage compared to other companies in providing a market-competitive total compensation package necessary to attract, retain and motivate the talented individuals who are critical to the future success of the Company. Because equity-based compensation vests over time, it also encourages longer-term decision making because employee stock awards must be held for extended periods of time, and it promotes stability for the Company by encouraging employees to stay at Aimco throughout the vesting period. This helps reduce the costs associated with employee turnover. Equity-based compensation helps align the interests of Aimco’s officers and other employees with the interests of Aimco’s stockholders by linking the value of equity-based compensation with the performance of the Company’s Common Stock.

•

Overhang and Dilution: The estimated overhang and dilution, based on the shares requested (1,500,000), outstanding shares (754,655), outstanding options (1,878,326) and available shares under the 2007 Plan (150,735) are approximately 1.7% and 2.6%, respectively, as of February 12, 2015.

•

Burn Rate: On February 12, 2015, we granted restricted shares and stock options to our executive officers and Directors. Due to the timing of the implementation of our new LTI plan, awards under our existing (2014) LTI plan and our new (2015) LTI plan were granted at the same time. A schedule of the awards granted is provided below:

	Stock Options (1)	Weighted Avg. Ex. Price	Restricted Shares	Weighted Average Grant- Date Fair Value	Performance- Contingent Restricted Shares	Weighted Average Grant- Date Fair Value
Balance at Dec. 31, 2014	1,639,796	28.91	512,781	26.34
Exercised/Vested in 2014			(201,954)	28.08
Forfeited in 2014
Expired in 2014
Granted in 2015	238,530	39.05	145,042	39.39	298,786	TBD	(2)
Balance as of February 12, 2015	1,878,326	27.42	455,869	29.72	298,786	TBD	(2)

(1)	The weighted average remaining contractual term of the options is 4.2 years. Includes awards under our 2007 Plan and any additional predecessor plans.
(2)	The fair value of these awards as of the grant date is being calculated by a third party valuation firm.

The simultaneous grants of awards under both our 2014 and 2015 LTI plans caused an uptick in the total number of awards granted for the most recent period compared to prior years. However, our 2015 LTI plan is structured differently than our 2014 LTI plan as vesting for a majority of the awards granted is based on the achievement of future performance criteria and accordingly, the 2015 plan awards are not included in our burn rate calculation as shown below.

	Stock Options	Restricted Shares	Unadjusted Total	Adjusted Restricted Shares (1)	Adjusted Total	Weighted Average Common Shares Outstanding (2)	Unadjusted Burn Rate	Adjusted Burn Rate
2015	238,530	145,042	383,572	1,150,716	1,389,246	156,277,762	0.25%	0.89%
2014		196,000	196,000	588,000	588,000	145,639,000	0.13%	0.40%
2013		253,000	253,000	759,000	759,000	145,291,000	0.17%	0.52%
3-Year Average							0.18%	0.45%

(1)	Conversion based on stock price volatility: 1 full value award (e.g., restricted share) equals 3 option shares.
(2)	2015 Weighted Average Common Shares Outstanding as of February 12, 2015.

Based on the schedule above, our three-year (adjusted) average burn rate is 0.45%.

Section 162(m)

One purpose of this Proposal 4 is to enable Aimco to grant awards under the 2015 Plan that are not subject to the limits on deductibility imposed by Section 162(m) of the Internal Revenue Code, to the extent that such limits are determined to be relevant with respect to a particular year. Section 162(m) generally does not allow a publicly-held company to deduct compensation of more than $1 million paid in any year to its chief executive officer or to any of its other three highest-paid executive officers (other than the chief financial officer). Payments that are “performance-based” in accordance with conditions specified under Section 162(m) are exempt from this limitation. One of those conditions is that stockholders approve the material terms of the business criteria underlying the performance goals that will be used to determine the amount of performance-based compensation paid. Approval of this Proposal 4 will constitute approval of these business criteria for purposes of Section 162(m).

The following paragraphs summarize the more significant features of the 2015 Plan. The summary is subject in all respects to the terms of the 2015 Plan, the full text of which is set forth as Exhibit A attached hereto.

Summary of the 2015 Plan

Purpose and Eligibility

The purpose of the 2015 Plan is to reinforce the long-term commitment to the Company’s success of those directors, officers, employees, consultants and advisors of the Company and its subsidiaries who are or will be responsible for such success; to facilitate the ownership of the Company’s stock by such individuals, thereby reinforcing the alignment of their interests with those of the Company’s stockholders; and to assist the Company in attracting and retaining officers and other employees with experience and ability. The 2015 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, deferred stock, performance shares, other incentive awards and cash-based awards (collectively referred to in this proxy statement as “awards”).

All of our employees, officers, directors and consultants are eligible to receive awards under the 2015 Plan if selected by the Committee.

Administration

The Committee, which will administer the 2015 Plan, is comprised solely of independent directors, and all Committee members are both “independent directors,” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “non-employee directors,” for purposes of Section 162(m) of the Code. The Committee has the authority to interpret the 2015 Plan, determine the terms and conditions of awards and make all other determinations necessary and/or advisable for the administration of the 2015 Plan. The Committee may, with the consent of a participant, amend the terms of any existing award previously granted to the participant, in a manner consistent with the 2015 Plan. The Committee may also authorize loans to participants in connection with the grant of awards, on terms and conditions determined solely by the Committee. However, in order to comply with the Sarbanes-Oxley Act of 2002, Aimco will not provide loans to executive officers.

Amendment and Termination; No Repricing; Section 409A; Minimum Vesting

Amendment of the Plan. The Board may amend, alter or discontinue the 2015 Plan, but no amendment, alteration, or discontinuation may be made that would impair the rights of a participant under any award previously granted without the participant’s consent. Stockholder approval is required for any amendment that would increase the maximum number of shares that may be sold or issued under the 2015 Plan or alter the class of employees eligible to participate in the 2015 Plan. With respect to any other amendments of the 2015 Plan, the Board may in its discretion determine that such amendments will only become effective upon approval by the stockholders of the Company, if the Board determines that such stockholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities law, federal or state tax law or any other laws or for the purposes of satisfying applicable stock exchange listing requirements.

Amendment of Awards; No Repricing. The Committee may amend the terms of any award previously granted, prospectively or retroactively, but no such amendment will impair the rights of any holder without his or her consent. Notwithstanding the foregoing or any other provision of the 2015 Plan, the Committee may not, without prior approval of Aimco’s stockholders, seek to effect any repricing of any previously granted, “underwater” stock option or stock appreciation right by: amending or modifying the terms of the stock option or stock appreciation right to lower the exercise price; canceling the underwater stock option or stock appreciation right and granting either replacement stock options or stock appreciation rights having a lower exercise price; or other awards or cash in exchange; or repurchasing the underwater stock options or stock appreciation rights.

Section 409A. To the extent that the Committee determines that any award granted under the 2015 Plan is subject to Section 409A of the Internal Revenue Code, then the 2015 Plan and any agreement covering such award will be interpreted in accordance with Section 409A. In the event that the Committee determines that any award may be subject to Section 409A, the Committee may adopt such amendments to the 2015 Plan and any award agreement or adopt other policies and procedures or take any other actions, that the Committee determines are necessary or appropriate to avoid the imposition of taxes on the award under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

Minimum Vesting. No award may vest prior to the first anniversary of its date of grant; provided, however, that, notwithstanding the foregoing, awards that result in the issuance of an aggregate of up to 5% of the shares of stock available for grant under the 2015 Plan may be granted under the 2015 Plan without regard to such minimum vesting.

Termination of Plan. No Awards other than incentive stock options will be granted pursuant to the 2015 Plan on or after the tenth anniversary of the 2015 Plan’s effective date, but awards previously granted may extend beyond that date. No incentive stock option may be granted following the tenth anniversary of the date on which the 2015 Plan was adopted by the Board, but incentive stock options previously granted may extend beyond that date.

Death; Termination of Employment; Restrictions on Transfer

The Committee will provide in the award agreements whether and to what extent awards will be exercisable upon termination of employment or service for any reason, including death or disability, of any participant in the 2015 Plan.

Awards will not be transferable by a participant except by will or the laws of descent and distribution, pursuant to a qualified domestic relations order, as defined under the Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and will be exercisable during the lifetime of a participant only by such participant or his guardian or legal representative, provided that the Committee may provide otherwise for the transferability of stock options under such terms and conditions as the Committee determines and sets forth in the award agreement. Awards will not be transferable for value.

Stock Options

Stock options granted under the 2015 Plan may be incentive stock options intended to qualify under the provisions of Code Section 422 (“ISOs”) or nonqualified stock options (“NSOs”) which do not so qualify. Subject to the 2015 Plan, the Committee determines the number of shares to be covered by each option and the conditions and limitations applicable to the exercise of the option. The Committee determines the exercise price of Common Stock that is subject to an option on the date the option is granted. The exercise price may not be less than the fair market value of the Company’s Common Stock on the date of grant. The term of options will be determined by the Committee, but may not exceed ten years from the date of grant, provided that the term of an ISO granted to a ten percent holder may not exceed five years from the date of grant. In no event will more than 1,500,000 shares be available for issuance pursuant to ISOs.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) may be granted under the 2015 Plan either alone or in conjunction with all or part of any award under the 2015 Plan. Subject to the 2015 Plan, the Committee determines the number of shares to be covered by each SAR award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. An SAR granted under the 2015 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over a specified price fixed by the Committee (which price may not be less than the fair market value of the Company’s Common Stock on the date of grant).

Restricted Stock, Deferred Stock, and Performance Shares

The Committee determines the number of shares to be covered by awards of restricted stock, deferred stock or performance shares, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Restricted stock granted under the 2015 Plan is nontransferable and subject to a substantial risk of forfeiture until specific conditions are met as set forth in the 2015 Plan and in any statement evidencing the grant. A grant of deferred stock creates a right to receive Common Stock at the end of a specified deferral period. Performance shares are shares of Common Stock subject to restrictions based upon the attainment of performance objectives.

Cash-Based Awards

The Committee is authorized to grant cash-based awards, the value of which may be linked to any one or more of the performance criteria or other specific criteria determined by the Committee, in each case, on a specified date or dates or over any period or periods determined by the Committee.

Without limiting the generality of the foregoing, the Committee may grant cash-based awards to a participant in the form of a cash bonus payable upon the attainment of objective performance goals, or such other criteria, whether or not objective, which are established by the Committee, in each case, on a specified date or dates or over any period or periods determined by the Committee. Any such bonuses paid to a participant which are intended to be performance-based compensation (as discussed in the following section) will be based upon objectively determinable bonus formulas established in accordance with the provisions of the 2015 Plan relating to performance-based compensation.

Performance-Based Compensation

The Committee, in its sole discretion, may determine whether any award is intended to qualify as “performance-based compensation.” Unless otherwise specified by the Committee at the time of grant, the performance criteria with respect to an award intended to be performance-based compensation will be determined on the basis of applicable accounting standards, as defined in the 2015 Plan.

To the extent necessary to comply with the requirements of Section 162(m), with respect to any award which is intended to qualify as performance-based compensation, no later than ninety (90) days following the commencement of any performance period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m)), the Committee will, in writing, (a) designate one or more participants, (b) select the performance criteria applicable to the performance period, (c) establish the performance goals and amounts of such awards, as applicable, which may be earned for such performance period based on the performance goals, and (d) specify the relationship between the performance criteria and the performance goals and the amounts of such Awards, as applicable, to be earned by each individual for such performance period. Following the completion of each performance period, the Committee will certify in writing whether and the extent to which the applicable performance goals have been achieved for such performance period. In determining the amount earned under such awards, unless otherwise provided in an applicable program or award agreement, the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the performance period.

Unless otherwise provided in the applicable program or award agreement (and only to the extent otherwise permitted by Section 162(m)), the holder of an award that is intended to qualify as performance-based compensation must be employed by Aimco or its subsidiaries throughout the applicable performance period. Performance awards will be paid, unless otherwise determined by the Committee, no later than 2  1/2 months after the tax year in which they vest, consistent with the requirements of Section 409A of the Code. Unless otherwise provided in the applicable performance goals, program or award agreement, a participant will be eligible to receive payment pursuant to such awards for a performance period only if and to the extent the performance goals for such applicable performance period are achieved.

Except as otherwise determined by the Committee, any award which is granted to a participant and that is intended to qualify as performance-based compensation will be subject to any additional limitations imposed under Section 162(m) that are requirements for qualification as performance-based compensation, and the 2015 Plan, the program and the award agreement will be deemed amended to the extent necessary to conform to such requirements.

Performance goals with respect to performance-based compensation will be one or more goals established in writing by the Committee for the performance period based upon one or more performance criteria. Depending on the performance criteria used to establish the performance goals, the performance goals may be expressed in terms of overall company performance or the performance of an affiliate, a subsidiary, a division or business unit, or one or more individuals. In addition, the performance goals may be based upon the attainment of specified levels of performance under one or more of the measures relative to the performance of other corporations. The achievement of each performance goal will be determined in accordance with applicable accounting standards, to the extent applicable.

Performance criteria will mean the criteria (and adjustments) that the Committee selects for an award for purposes of establishing the performance goal goals for a performance period, determined as follows. The performance criteria that will be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total shareholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) debt levels; (xxv) customer retention; (xxvi) sales-related goals; (xxvii) comparisons with other stock market indices; (xxviii) operating efficiency; (xxix) customer satisfaction and/or growth; (xxx) team member satisfaction; (xxxi) research and development achievements; (xxxii) financing and other capital raising transactions; (xxxiii) recruiting and maintaining personnel; (xxxiv) year-end cash; (xxxv) inventory; (xxxvi) inventory turns; (xxxvii) net inventory turns; (xxxviii) balance sheet measures; (xxxix) portfolio quality; (xl) adjusted funds from operations; (xli) customer traffic; (xlii) accounts payable to inventory ratio; (xliii) team member retention; (xlv) capital expenditures; (xlvi) average occupancy; (xlvii) year-end occupancy; (xlviii) property operating expense savings; or (xlix) leasing goals; any of which may be measured either in absolute terms for Aimco or any operating unit of Aimco or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments will be made to one or more of the performance goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by Aimco during the performance period; (vii) items related to the disposal or sale of a business or segment of a business; (viii) items related to sale of apartment communities that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of Aimco’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all awards intended to qualify as performance-based compensation, such determinations will be made within the time prescribed by, and otherwise in compliance with, Section 162(m).

To the extent permitted under Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may designate additional performance criteria on which performance goals may be based, and may adjust, modify, or amend performance criteria.

A performance period with respect to performance-based compensation will mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more performance goals will be measured for the purpose of determining a participant’s right to, and the payment of, the performance-based compensation.

Approval of this Proposal 4 will constitute approval of the business criteria set forth above for purposes of Section 162(m).

Securities Subject to 2015 Plan

The total number of shares of Common Stock reserved and available for issuance under the 2015 Plan will be 1,500,000 shares. If any shares of Common Stock subject to an award granted under the 2007 Plan or under the 2015 Plan are forfeited, cancelled, exchanged or surrendered or if an award granted under the 2007 Plan or the 2015 Plan terminates or expires without a distribution of shares of Common Stock to the participant, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, such shares will again be available for awards under the 2015 Plan, up to, in the case of the 2007 Plan, a maximum of 2,400,000 shares of Common Stock. If shares of Common Stock are surrendered or withheld as payment of either the exercise price of an award granted under the 2007 Plan or under the 2015 Plan and/or withholding taxes in respect of such an award, such shares of Common Stock will not be returned to the 2015 Plan and will not be available for future awards under the 2015 Plan. Upon the exercise of any award granted in tandem with any other award, such related award will be cancelled to the extent of the number of shares of Common Stock as to which the award is exercised and, notwithstanding the foregoing, such number of shares of Common Stock will no longer be available for awards under the 2015 Plan. Upon the exercise of an SAR, the number of shares of Common Stock reserved and available for issuance under the 2015 Plan will be reduced by the full number of shares of Common Stock with respect to which such award is being exercised.

To the extent required to comply with Section 162(m):

•	the aggregate number of shares of Common Stock subject to Stock Options and SARs awarded to any one Participant during any calendar year may not exceed 1,000,000 shares of Common Stock;

•

the aggregate number of shares of Common Stock subject to Awards other than Stock Options and SARs (excluding cash-based awards) awarded to any one participant during any calendar year may not exceed 1,000,000 shares of Common Stock, respectively; and

•

the aggregate amount of compensation to be paid to any one participant in respect to all awards that are intended to constitute performance-based compensation denominated in cash in any calendar year is $14,000,000.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting Aimco’s Common Stock, a substitution or adjustment will be made in (i) the kind and aggregate number of shares reserved for issuance under the 2015 Plan, (ii) the kind, number and option price of shares subject to outstanding stock options granted under the 2015 Plan, and (iii) the kind, number and purchase price of shares issuable pursuant to awards of restricted stock, deferred stock and performance shares, to maintain the same estimated fair value of the award before and after the equity restructuring. The form of such adjustment and estimate of fair value will be determined by the Committee, in its sole discretion. Such other substitutions or adjustments will be made respecting awards hereunder as may be determined by the Committee, in its sole discretion. An adjusted option price will also be used to determine the amount payable by Aimco in connection with SARs awarded under the 2015 Plan. In addition, the Committee may provide, in its discretion, for the cancellation of any outstanding awards and payment in cash or other property in exchange therefor.

On February 20, 2015, the closing price of Aimco’s Common Stock on the New York Stock Exchange was $38.24 per share.

Federal Income Tax Consequences

The following discussion is for general information only and is based on the Federal income tax laws now in effect, which are subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation that may be important to individual participants. Moreover, this summary does not address specific state, local or foreign tax consequences. This summary assumes that Common Stock acquired under the 2015 Plan will be held as a “capital asset” (generally, property held for investment) under the Code.

Nonqualified Stock Options

A participant will generally not be subject to Federal income taxation upon the grant of an NSO. Rather, at the time of exercise of an NSO, the participant will recognize ordinary income for Federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income.

Incentive Stock Options

A participant is generally not subject to Federal income taxation upon the grant of an ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the participant remains an employee of the Company or of any parent or subsidiary of the Company at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely if made by the legal representative of a participant who dies (i) while in the employ of the Company or of any parent or subsidiary of the Company or (ii) within three months after termination of employment (or one year in the case of a disabled employee). The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NSOs. (See “Federal Income Tax Consequences — Nonqualified Stock Options.”)

If shares of Common Stock acquired pursuant to a timely exercised ISO are later disposed of, the participant will, except as noted below with respect to a “disqualifying disposition,” recognize a capital gain or loss equal to the difference between the amount realized upon such sale and the option price. Under these circumstances, the Company will not be entitled to any deduction for Federal income tax purposes in connection with either the exercise of the ISO or the sale of the Common Stock by the participant.

If, however, a participant disposes of shares of Common Stock acquired pursuant to the exercise of an ISO prior to the expiration of two years from the date of grant of the ISO or within one year from the date the Common Stock is transferred to him upon exercise (a “disqualifying disposition”), generally (i) the participant will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the Common Stock at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the option exercise price, and (ii) any additional gain recognized by the participant will be subject to tax as capital gain. In such case, the Company may claim a deduction for Federal income tax purposes at the time of such disqualifying disposition for the amount taxable to the participant as ordinary income. The amount by which the fair market value of the Common Stock on the exercise date of an ISO exceeds the option price will be an item of adjustment for purposes of the “alternative minimum tax” rules under the Code.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a stock appreciation right. The participant will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price, and the participant will be required to satisfy the tax withholding requirements applicable to such income. Aimco will generally be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income.

Restricted Stock, Deferred Stock and Performance Shares

A participant who receives shares of stock subject to time-based or performance-based restrictions will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. Aimco will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the issued shares. The deduction will in general be allowed for Aimco’s taxable year in which such ordinary income is recognized by the recipient.

Cash-Based Awards

The holder will generally recognize ordinary income in the year when the cash is delivered upon satisfaction of the conditions of the award. The amount of that income will be equal to the amount of the cash, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

New Plan Benefits

It is not possible to determine at this time what future awards will be granted under the 2015 Plan if it is approved by stockholders. No awards have been made under the 2015 Plan prior to the date of the Annual Meeting that are subject to such approval.

The affirmative vote of a majority of the votes cast regarding the proposal is required for approval of the 2015 Plan, provided that the total votes cast on the proposal represents more than 50% in interest of all securities entitled to vote on the proposal. For purposes of the vote on the 2015 Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal to approve the 2015 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE

APARTMENT INVESTMENT AND MANAGEMENT COMPANY 2015 STOCK AWARD AND INCENTIVE PLAN.

PROPOSAL 5:

PROPOSAL TO AMEND THE CHARTER TO PERMIT THE BOARD

TO GRANT WAIVERS OF THE LOOK-THROUGH OWNERSHIP LIMIT UP TO 18%

The Board has approved and adopted, subject to stockholder approval, an amendment to Aimco’s charter (the “Charter Amendment”) that would give the Board additional flexibility in granting waivers from the ownership limits in the charter.

In order for Aimco to maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year. Our charter includes certain provisions that are necessary and desirable to preserve our qualification as a REIT, including limits on the ownership of our stock. Under these limits, generally, no single stockholder (applying certain “beneficial ownership” rules under the Federal securities laws) can own shares of our Common Stock that exceed 8.7% (the “Ownership Limit”) of our outstanding shares of Common Stock. However, certain pension trusts and registered investment companies (“Look-Through Entities”) are subject to a limit of 15% (the “Look-Through Ownership Limit”) rather than the 8.7% Ownership Limit.

The charter currently gives the Board the ability to waive the Ownership Limit applicable to a single holder, as long as that holder’s ownership of Common Stock does not exceed 12.0%. As a condition of granting any such waiver, the Board may require opinions of counsel or undertakings from the holder that will assist in preserving Aimco’s REIT status. From time to time, the Board has granted these waivers, and there are currently three waivers in effect.

However, the charter does not currently permit the Board to grant a waiver to a Look-Through Entity beyond the 15% Look-Through Ownership Limit. Situations have recently arisen in which Look-Through Entities have indicated a desire to purchase shares in excess of the 15% level in circumstances that would not create any risk to Aimco’s REIT status. In order to give the Board flexibility in responding to these requests, Aimco’s Board has determined that the charter should be amended to allow the Board to also grant waivers of the Look-Through Ownership Limit up to a maximum of 18% of the outstanding shares of Common Stock for any single Look-Through Entity. The proposed text of the Charter Amendment is attached hereto as Exhibit B. The Board believes that the Charter Amendment is in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of the Charter Amendment. Accordingly, abstentions or broker non-votes will have the effect of a vote against the proposal. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal to approve the Charter Amendment.

The Charter Amendment will not be effective unless and until it is filed with the State Department of Assessments and Taxation of Maryland. If the Charter Amendment is authorized by a vote of the Company’s stockholders, the Board intends to file the Charter Amendment with the State Department of Assessments and Taxation of Maryland as soon as practicable following the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE “FOR” APPROVAL OF THE CHARTER AMENDMENT.

PROPOSAL 6:

STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

The Comptroller of the City of New York, One Centre Street, Room 629, New York, N.Y. 10007-2341, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System and the New York City Police Pension Fund, which represent that they beneficially own an aggregate of 956,909 shares of the Company’s common stock, has given notice of its intention to present a proposal at the Meeting. The proposal and the proponent’s supporting statement appear below in italics. The text and information provided by the proponent have not been endorsed or verified by Aimco. If the stockholder proposal is not properly presented at the Meeting, it will not be considered or voted on at the Meeting.

The Board of Directors opposes adoption of the proposal and asks stockholders to review the Board’s response, which follows the proposal and the proponent’s supporting statement.

The affirmative vote of a majority of all of the votes cast on the matter at the Meeting is required to approve this proposal.

Our Board of Directors unanimously recommends that you vote AGAINST the stockholder proposal.

RESOLVED: Stockholders of Apartment Investment and Management Company (the “Company”) ask the board of directors (the “Board”) to adopt, and present for stockholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a stockholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a stockholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow stockholders to vote on such nominee on the Company’s proxy card.

The number of stockholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company stockholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental stockholder right that will make directors more accountable and contribute to increased stockholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support – votes for similar stockholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge stockholders to vote FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT OPPOSING THE STOCKHOLDER PROPOSAL

Although we fully agree with the proponent that board accountability is a critical aspect of good corporate governance, we believe that the need for “proxy access” should be evaluated in the context of our overall corporate governance practices, which provide stockholders with the opportunity to have meaningful input into the director nomination and election process and ensure that the Board has the independence, professional experience, expertise and commitment to oversee effectively management’s performance and act in the best interests of all stockholders.

Other than our CEO, all of the members of the Board are independent directors. We have a lead independent director, Mr. Martin, who: presides over executive sessions of independent directors; serves as a liaison between the chairman and independent directors; reviews information sent to directors; approves meeting agendas and schedules; may call meetings of independent directors; and is available for direct communication with stockholders.

Given our overall governance structure, we believe that the proposed proxy access regime is unnecessary and would reduce the effectiveness of the Board. After careful consideration, the Board recommends a vote AGAINST the stockholder proposal.

A Highly-Qualified, Accountable and Responsive Board

We believe that our current director nomination process, in which the Nominating and Corporate Governance Committee (the “Governance Committee”) evaluates all potential director nominees, including individuals recommended by stockholders (of which last year there were none recommended), is the most appropriate process to ensure that only the highest quality director candidates are nominated for election. The Governance Committee, which is comprised of independent directors who owe fiduciary duties to act in the best interests of all stockholders, is in the best position to review and recommend director nominees who have the skills and qualifications to enhance the effectiveness of the Board, are free from conflicts of interest and will represent the interests of all stockholders and not just those with special interests. As part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

In addition, we have implemented numerous corporate governance measures to provide our stockholders with a meaningful voice in the nomination and election of directors, and the ability to communicate with directors and promote the consideration of stockholder views, including:

•	The opportunity to elect annually our directors through a majority voting standard in uncontested elections;

•

The ability to recommend director candidates to our Nominating and Corporate Governance Committee, which considers such recommendations in the same manner as recommendations received from other sources (as described further under “Corporate Governance Matters – Director Selection Process”);

•	The option to directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our bylaws and the federal securities laws;

•	The right to submit proposals for inclusion in the Company’s proxy statement for consideration at an annual meeting, subject to the rules and regulations of the SEC;

•	The opportunity to communicate directly with members of our Board, the Chairman, any Board committee or our independent directors as a group;

•	The opportunity to vote annually in the “say-on-pay” vote to express their views on executive compensation; and

•

Direct dialogue with stockholders. For example, over the last year, the Company has reached out to holders representing over 70% of the outstanding shares and has had discussions with holders representing over 50% of the outstanding shares to get stockholder feedback on the Company’s pay and governance structure. When requested, these conversations have included Mr. Keltner, Chairman of our Compensation and Human Resources Committee. The Company has made significant changes in response to that direct stockholder feedback (as described further under “Executive Compensation – Compensation Discussion and Analysis”).

Wholly apart from being unneeded at this Company, we believe that the proposal carries with it consequences that would be affirmatively harmful in the absence of any demonstrated need, including the following:

Expense and Distraction.

Proxy access sets up a procedure that facilitates proxy contests that can be expensive and disruptive, and creates an uneven playing field in which the Company bears substantial expense while the nominating stockholder need expend little resources to promote its candidate. The Company would bear the expense of filing and distributing proxy materials which would contain the stockholder nominee, and the Board is likely to feel compelled by its fiduciary duties to undertake an additional and expensive campaign to inform stockholders of the reasons the stockholder nominee should not be elected. It is worth noting that the United States Court of Appeals for the District of Columbia overturned the SEC’s proxy access rule precisely because it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail.

In the absence of proxy access, the playing field is leveled, as the nominating stockholder would need to undertake the expense of soliciting proxies on the nominee’s behalf. The desire to avoid this expense has sometimes been cited as a reason for proxy access, but there is no reason why stockholders holding 3% of the outstanding shares of the Company should not, if they have a legitimate interest, bear the expense of soliciting proxies.

Influence of Special Interests.

Proxy access allows a stockholder with a special interest to use the proxy process to promote a specific agenda rather than the interests of all stockholders, creating the very real risk of politicizing the Board election process at virtually no cost to the proponent. The nomination of a candidate through the proxy access proposal would convert each such Board election into a contested election in which the proposed nominee would only need to win a plurality of votes to be elected. Given this intersection between proxy access and plurality voting, at little or no cost to itself, a stockholder with an agenda to promote a narrow based interest need only gain the support of a limited number of stockholders who sympathize with that interest to create a potentially destabilizing circumstance for the governance of the Company. This is not in the best interests of stockholders as a whole.

Board Disruption.

Our Board is united in its common objective to maximize long-term stockholder value. The election of a stockholder nominee, particularly one representing a narrow interest, risks disrupting the Board and preventing the Board from effectively promoting the long-term interests of stockholders. A director that does not fit into the mix of skills and experience the Board seeks would at best fail to contribute to the work of the Board and would at worst create tensions that disrupt the effective functioning of the Board, particularly if the director advocates for narrow interests that are not shared by all stockholders. Moreover, a director elected by one stockholder group in one year may face successful opposition from a director nominated by another stockholder group in a subsequent year, setting up ongoing instability on the Board. Our Company’s success has grown out of its consistent application of a successful strategy for long-term value creation. Disruption of the Board’s functioning could disrupt the ongoing pursuit of this successful strategy, and put stockholder value at risk.

FOR ALL OF THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board are set forth below.

Name	Age	First Elected	Position

Terry Considine	67	July 1994	Chairman of the Board and Chief Executive Officer

John E. Bezzant	52	January 2011	Executive Vice President and Chief Investment Officer

Lisa R. Cohn	46	December 2007	Executive Vice President, General Counsel and Secretary

Miles Cortez	71	August 2001	Executive Vice President and Chief Administrative Officer

Patti K. Fielding	51	February 2003	Executive Vice President – Redevelopment and Debt Financing, Treasurer

Ernest M. Freedman	44	November 2009	Executive Vice President and Chief Financial Officer

Keith M. Kimmel	43	January 2011	Executive Vice President, Property Operations

James N. Bailey	68	June 2000	Director, Chairman of the Nominating and Corporate Governance Committee

Thomas L. Keltner	68	April 2007	Director, Chairman of the Compensation and Human Resources Committee

J. Landis Martin	69	July 1994	Director, Lead Independent Director

Robert A. Miller	69	April 2007	Director, Chairman of the Redevelopment and Construction Committee

Kathleen M. Nelson	69	April 2010	Director

Michael A. Stein	65	October 2004	Director, Chairman of the Audit Committee

The following is a biographical summary of the current directors and executive officers of the Company.

Terry Considine.    Mr. Considine has been Chairman of the Board and Chief Executive Officer since July 1994. Mr. Considine also serves on the board of directors of Intrepid Potash, Inc., a publicly held producer of potash. Mr. Considine has over 40 years of experience in the real estate and other industries. Among other real estate ventures, in 1975 Mr. Considine founded and subsequently managed the predecessor companies that became Aimco at its initial public offering in 1994.

John E. Bezzant.    Mr. Bezzant was appointed Executive Vice President and Chief Investment Officer in August 2013. Prior to that, he served as Executive Vice President, Transactions beginning in January 2011. He joined Aimco as Senior Vice President-Development in June 2006. Mr. Bezzant oversees capital investments, and is responsible for portfolio management, and disposition and acquisition activities. Prior to joining the Company, Mr. Bezzant spent over 20 years with Prologis, Inc. and Catellus Development Corporation in a

variety of executive positions, including those with responsibility for transactions, fund management, asset management, leasing, and operations.

Lisa R. Cohn.    Ms. Cohn was appointed Executive Vice President, General Counsel and Secretary in December 2007. In addition to serving as general counsel, Ms. Cohn has responsibility for insurance and risk management, human resources, compliance and asset quality and service. Ms. Cohn also serves as chairman of Aimco’s investment committee. From January 2004 to December 2007, Ms. Cohn served as Senior Vice President and Assistant General Counsel. She joined Aimco in July 2002 as Vice President and Assistant General Counsel. Prior to joining the Company, Ms. Cohn was in private practice with the law firm of Hogan & Hartson LLP with a focus on public and private mergers and acquisitions, venture capital financing, securities and corporate governance.

Miles Cortez.    Mr. Cortez was appointed Executive Vice President and Chief Administrative Officer in December 2007. He is responsible for administration, government relations, communications and special projects. Mr. Cortez joined Aimco in August 2001 as Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver, Colorado law firm, from December 1997 through September 2001. He served as president of the Colorado Bar Association from 1996 to 1997 and the Denver Bar Association from 1982 to 1983.

Patti K. Fielding.    Ms. Fielding was appointed Executive Vice President — Securities and Debt in February 2003 and Treasurer in January 2005. In late 2014, she assumed responsibility for redevelopment. In addition to redevelopment, she remains responsible for debt financing and treasury. From January 2000 to February 2003, Ms. Fielding served as Senior Vice President — Securities and Debt. Ms. Fielding joined the Company as a Vice President in February 1997. Prior to joining the Company, Ms. Fielding was with Hanover Capital from 1996 to1997, and from 1993 to 1995 she was Vice Chairman, Senior Vice President and Co-Founder of CapSource Funding Corp. She was also a Group Vice President with Duff & Phelps Rating Company from 1987 to 1993 and a commercial real estate appraiser with American Appraisal for three years.

Ernest M. Freedman.    Mr. Freedman was appointed Executive Vice President and Chief Financial Officer in November 2009. Mr. Freedman joined Aimco in 2007 as Senior Vice President of Financial Planning and Analysis and served as Senior Vice President of Finance from February 2009 to November 2009, responsible for financial planning, tax, accounting and related areas. From 2004 to 2007, Mr. Freedman served as Chief Financial Officer of HEI Hotels and Resorts. From 2000 to 2004, Mr. Freedman was at GE Real Estate in a number of capacities, including operations controller and finance manager for investments and acquisitions. From 1993 to 2000, Mr. Freedman was with Ernst & Young LLP, including one year as a senior manager in the real estate practice. Mr. Freedman is a certified public accountant.

Keith M. Kimmel.    Mr. Kimmel was appointed Executive Vice President of Property Operations in January 2011. From September 2008 to January 2011, Mr. Kimmel served as the Area Vice President of property operations for the western region. Prior to that, from March 2006 to September 2008, he served as the Regional Vice President of property operations for California. He joined Aimco in March of 2002 as a Regional Property Manager. Prior to joining Aimco, Mr. Kimmel was with Casden Properties from 1998 through 2002, and was responsible for the operation of the new construction and high-end product line. Mr. Kimmel began his career in the multi-family real estate business in 1992 as a leasing consultant and on-site manager.

James N. Bailey.    Mr. Bailey was first elected as a Director of the Company in June 2000 and is currently Chairman of the Nominating and Corporate Governance Committee. He is also a member of the Audit, Compensation and Human Resources, and Redevelopment and Construction Committees. Mr. Bailey co-founded Cambridge Associates, LLC, an investment consulting firm, in 1973 and currently serves as its Senior Managing Director and Treasurer. He is also a co-founder, director and treasurer of The Plymouth Rock Company and a director of SRB Corporation, Inc., both of which are insurance companies and insurance company affiliates. Mr. Bailey also serves as Chairman of the Board and Manager of Knights Bridge Vineyards LLC and Chairman of the Board of Knights Bridge Winery LLC. Mr. Bailey is a member of the Massachusetts Bar and the American

Bar Associations. Mr. Bailey, a long-time entrepreneur, brings particular expertise to the Board in the areas of investment and financial planning, capital markets, evaluation of institutional real estate markets and managers of all property types.

Thomas L. Keltner.    Mr. Keltner was first elected as a Director of the Company in April 2007 and is currently chairman of the Compensation and Human Resources Committee. He is also a member of the Audit, Nominating and Corporate Governance, and Redevelopment and Construction Committees. Mr. Keltner served as Executive Vice President and Chief Executive Officer – Americas and Global Brands for Hilton Hotels Corporation from March 2007 through March 2008, which concluded the transition period following Hilton’s acquisition by The Blackstone Group. Mr. Keltner joined Hilton Hotels Corporation in 1999 and served in various roles. Mr. Keltner has more than 20 years of experience in the areas of hotel development, acquisition, disposition, franchising and management. Prior to joining Hilton Hotels Corporation, from 1993 to 1999, Mr. Keltner served in several positions with Promus Hotel Corporation, including President, Brand Performance and Development. Before joining Promus Hotel Corporation, he served in various capacities with Holiday Inn Worldwide, Holiday Inns International and Holiday Inns, Inc. In addition, Mr. Keltner was President of Saudi Marriott Company, a division of Marriott Corporation, and was a management consultant with Cresap, McCormick and Paget, Inc. Mr. Keltner brings particular expertise to the Board in the areas of property operations, marketing, branding, development and customer service.

J. Landis Martin.    Mr. Martin was first elected as a Director of the Company in July 1994 and serves as the Lead Independent Director. Mr. Martin is also a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance, and Redevelopment and Construction Committees. He is a former chairman of the Compensation and Human Resources Committee. Mr. Martin is the Founder and Managing Director of Platte River Equity LLC, a private equity firm. In November 2005, Mr. Martin retired as Chairman and CEO of Titanium Metals Corporation, a publicly held integrated producer of titanium metals, where he served since January 1994. Mr. Martin served as President and CEO of NL Industries, Inc., a publicly held manufacturer of titanium dioxide chemicals, from 1987 to 2003. Mr. Martin is also the non-executive chairman and a director of Crown Castle International Corporation, a publicly held wireless communications company. He is lead director of Halliburton Company, a publicly held provider of products and services to the energy industry, and Intrepid Potash, Inc., a publicly held producer of potash. As a former chief executive of four NYSE-listed companies, Mr. Martin brings particular expertise to the Board in the areas of operations, finance and governance.

Robert A. Miller.    Mr. Miller was first elected as a Director of the Company in April 2007 and is currently Chairman of the Redevelopment and Construction Committee. Mr. Miller is also a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Miller served as Executive Vice President and Chief Operating Officer, International of Marriott Vacations Worldwide Corporation (“MVWC”) from 2011 to 2012 when he retired from this position and serves as President of RAMCO Advisors LLC, an investment advisory and business consulting firm. Mr. Miller served as the President of Marriott Leisure from 1997 to November 2011 when Marriott International elected to spin-off its subsidiary entity, Marriott Ownership Resorts, Inc. by forming a new parent entity, MVWC, as a new publicly held company. Prior to his role as President of Marriott Leisure, from 1984 to 1988, Mr. Miller served as Executive Vice President & General Manager of Marriott Vacation Club International and then as its President from 1988 to 1997. In 1984, Mr. Miller and a partner sold their company, American Resorts, Inc., to Marriott. Mr. Miller co-founded American Resorts, Inc. in 1978, and it was the first business model to encompass all aspects of timeshare resort development, sales, management and operations. Prior to founding American Resorts, Inc., from 1972 to 1978, Mr. Miller was Chief Financial Officer of Fleetwing Corporation, a regional retail and wholesale petroleum company. Prior to joining Fleetwing, Mr. Miller served for five years as a staff accountant for Arthur Young & Company. Mr. Miller is past Chairman and currently a director of the American Resort Development Association (“ARDA”) and currently serves as Chairman and director of the ARDA International Foundation. As a successful real estate entrepreneur and corporate executive, Mr. Miller brings particular expertise to the Board in the areas of operations, management, marketing, sales, and development, as well as finance and accounting.

Kathleen M. Nelson.    Ms. Nelson was first elected as a Director of the Company in April 2010 and is currently a member of the Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. Ms. Nelson has an extensive background in commercial real estate and financial services with over 40 years of experience including 36 years at TIAA-CREF. She held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s mortgage and real estate division. Ms. Nelson developed and staffed TIAA’s real estate research department. She retired from this position in December 2004 and founded and serves as president of KMN Associates LLC, a commercial real estate investment advisory and consulting firm. In 2009, Ms. Nelson co-founded and serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors. Ms. Nelson served as the International Council of Shopping Centers’ chairman for the 2003-04 term and has been an ICSC Trustee since 1991. She also is the chairman of the ICSC Audit Committee and is a member of various other committees. Ms. Nelson serves on the Board of Directors of CBL & Associates Properties, Inc., which is a publicly held REIT that develops and manages retail shopping properties. Ms. Nelson is also on the Board of Directors and a member of the Risk Committee of Dime Community Bankshares, Inc., a publicly traded bank holding company, based in Brooklyn, New York. She is a member of Castagna Realty Company Advisory Board and has served as an advisor to the Rand Institute Center for Terrorism Risk Management Policy and on the board of the Greater Jamaica Development Corporation. Ms. Nelson serves on the Advisory Board of the Beverly Willis Architectural Foundation and is a member of the Anglo American Real Property Institute. Ms. Nelson brings to the Board particular expertise in the areas of real estate finance and investment.

Michael A. Stein.    Mr. Stein was first elected as a Director of the Company in October 2004 and is currently the Chairman of the Audit Committee. Mr. Stein is also a member of the Compensation and Human Resources, Nominating and Corporate Governance, and Redevelopment and Construction Committees. From January 2001 until its acquisition by Eli Lilly in January 2007, Mr. Stein served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington. From October 1998 to September 2000, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. From 1989 to September 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Executive Vice President and Chief Financial Officer from 1993 to 1998. Mr. Stein previously served on the Boards of Directors of Nautilus, Inc. and Getty Images, Inc. He presently serves on the Board of Directors of Providence Health & Services, the fourth largest not-for-profit health system in the U.S., operating hospitals and other health care facilities across Alaska, Washington, Montana, Oregon and California. As the former audit committee chairman or audit committee member of two NYSE-listed companies, the former chief financial officer of two NYSE-listed companies and a former partner at Arthur Andersen, Mr. Stein brings particular expertise to the Board in the areas of corporate and real estate finance, and accounting and auditing for large and complex business operations.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Aimco or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Aimco and its stockholders. In determining whether a material relationship exists, the Board considers all relevant facts and circumstances, including whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between Aimco and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those categorical standards set forth in Section 303A.02 of the listing standards of the New York Stock Exchange as in effect from time to time.

Consistent with these considerations, the Board affirmatively has determined that Messrs. Bailey, Keltner, Martin, Miller, and Stein and Ms. Nelson are independent directors (collectively the “Independent Directors”).

Meetings and Committees

The Board held four meetings during the year ended December 31, 2014. During 2014, there were four committees: Audit; Compensation and Human Resources; Nominating and Corporate Governance; and Redevelopment and Construction. During 2014, no director attended fewer than 75% of the total number of meetings of the Board, and, in fact, each director was present at all such meetings.

The Corporate Governance Guidelines, as described below, provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are not required to attend such meetings. All of the members of the Board attended the Company’s 2014 Annual Meeting of Stockholders, and the Company anticipates that all of the members of the Board will attend the Meeting this year.

Below is a table illustrating the current standing committee memberships and chairmen. Additional detail on each committee follows the table.

Director	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Redevelopment and Construction Committee
James N. Bailey	X	X	†	X
Terry Considine	—	—	—	—
Thomas L. Keltner	X	†	X	X
J. Landis Martin*	X	X	X	X
Robert A. Miller	X	X	X	†
Kathleen M. Nelson	X	X	X	X
Michael A. Stein	†	X	X	X

X	indicates a member of the committee

†	indicates the committee chairman

*	indicates lead independent director

Audit Committee

The Audit Committee currently consists of the six Independent Directors. Mr. Stein serves as the chairman of the Audit Committee. The Audit Committee has a written charter that was last amended in January 2013. In addition to the work of the Committee, Mr. Stein has regular and recurring conversations with Mr. Freedman, Aimco’s Chief Financial Officer, Ms. Cohn, Aimco’s General Counsel, Paul Beldin, Aimco’s Chief Accounting Officer, the head of Aimco’s internal audit function and with representatives of Ernst & Young LLP. The Audit Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

Pursuant to its charter, the Audit Committee is responsible for overseeing Aimco’s accounting and financial reporting processes and audits of Aimco’s financial statements. The Audit Committee is directly responsible for the appointment and oversight of the independent auditors and makes such a determination on the basis of a variety of factors, including those described in Proposal 2. In addition, the Audit Committee also selects and evaluates the performance of the lead audit partner.

Among other matters, the Audit Committee also:

•	Reviews the scope and overall plans for the annual audit and internal audit program;

•

Consults with management and Ernst & Young LLP with respect to Aimco’s processes for risk assessment and risk management. Areas involving risk that are reported on by management and considered by the Audit Committee, the other Board committees, or the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, and human resources;

•

Consults with management and Ernst & Young LLP and provides oversight for Aimco’s financial reporting process, internal control over financial reporting, the Company’s internal audit function and, in conjunction with the Board, the Company’s enterprise risk management processes.

•	Reviews and approves the Company’s policy with regard to the hiring of former employee of independent auditors providing service to the Company;

•	Reviews and approves the Company’s policy for the pre-approval of audit and permitted non-audit services by the independent auditor;

•	Receives reports pursuant to Aimco’s policy for the submission and confidential treatment of communications from team members and others concerning accounting, internal control and auditing matters;

•	Reviews and discusses quarterly earnings releases prior to their issuance and quarterly reports on Form 10-Q and annual reports on Form 10-K prior to their filing;

•

Reviews with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with the certifications made by the CEO and CFO; and

•	Meets regularly with members of Aimco management and with Ernst & Young LLP.

The Audit Committee held five meetings during the year ended December 31, 2014. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

Audit Committee Financial Expert

Aimco’s Board has designated Mr. Stein as an “audit committee financial expert.” In addition, all of the members of the audit committee qualify as audit committee financial experts. Each member of the Audit Committee is independent, as that term is defined by Section 303A of the listing standards of the New York Stock Exchange relating to audit committees.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of the six Independent Directors. Mr. Keltner serves as the chairman of the Compensation and Human Resources Committee. Mr. Keltner meets regularly with Ms. Cohn, Aimco’s General Counsel and with Jennifer Johnson, Aimco’s Senior Vice President of Human Resources. Mr. Keltner also has regular conversations with the Committee’s independent compensation consultant, Board Advisory. The Compensation and Human Resources Committee has a written charter that was last amended in April 2013. The Compensation and Human Resources Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Compensation and Human Resources Committee’s purposes are to:

•	Oversee the goals and objectives of the Company’s executive compensation plans;

•	Annually evaluate the performance of the CEO;

•	Determine the CEO’s compensation;

•	Review the decisions made by the CEO as to the compensation of the other executive officers;

•	Approve and grant any equity compensation;

•	Consider the results of stockholder advisory votes on executive compensation and take such results into consideration in Connection with the review and approval of executive officer compensation;

•	Review and discuss the Compensation Discussion & Analysis with management;

•	Review compensation arrangements to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking;

•	Review and approve the terms of any compensation “clawback” or similar policy or agreement between the Company and the Company’s executive officers;

•	Review periodically the goals and objectives of the executive compensation plans, and amend, or recommend that the Board amend, these goals and objectives if appropriate;

•	Address succession planning;

•	Oversee the Company’s talent pipeline process; and

•	Oversee the Company’s culture, with a particular focus on collegiality, collaboration and team-building.

The Compensation and Human Resources Committee held five meetings during the year ended December 31, 2014.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of the six Independent Directors. Mr. Bailey serves as the chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has a written charter that was last amended in October 2012. The Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

Among other matters, the Nominating and Corporate Governance Committee:

•	Focuses on Board candidates and nominees, and specifically:

•	Identifies and recommends to the Board individuals qualified to serve on the Board;

•	Identifies, recruits, and, if appropriate, interviews candidates to fill positions on the Board, including persons suggested by stockholders or others; and

•

Reviews the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status and to recommend whether or not the director should be re-nominated.

•

Focuses on Board composition and procedures, including reviews the composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, and expertise required for the Board as a whole;

•	Develops and recommends to the Board a set of corporate governance principles applicable to Aimco and its management;

•	Maintains a related party transaction policy and oversees any potential related party transactions;

•	Oversees a systematic and detailed annual evaluation of the Board, committees and individual directors; and

•

Considers corporate governance issues that may arise and develops appropriate recommendations, including providing the forum for the Board to consider important matters of public policy and vet stockholder input on a variety of issues.

The Nominating and Corporate Governance Committee held four meetings during the year ended December 31, 2014. The Nominating and Corporate Governance Committee has a written charter that is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

Redevelopment and Construction Committee

The Redevelopment and Construction Committee currently consists of the six Independent Directors. Mr. Miller serves as the chairman of the Redevelopment and Construction Committee. Mr. Miller meets regularly with Aimco’s redevelopment and construction leadership and tours projects undergoing redevelopment to assess the process of redevelopment and project status. The Redevelopment and Construction Committee’s purposes are to provide oversight and guidance to the Corporation’s management regarding redevelopment and construction projects by reviewing work process, policies and standards, recommending modifications thereto and directing related analytical and progress reporting. The Redevelopment and Construction Committee held four meetings during the year ended December 31, 2014.

Board Composition

The Nominating and Corporate Governance Committee selects nominees for director on the basis of, among other things, breadth and depth of experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of Aimco’s business environment and willingness to devote adequate time and effort to Board responsibilities. In considering nominees for director, the Nominating and Corporate Governance Committee seeks to have a diverse range of experience and expertise relevant to Aimco’s business. The Nominating and Corporate Governance Committee places a premium on directors who support the collegial and collaborative nature of the Board, and that is also reflected in the Aimco culture, and yet also requires directors who think and act independently, and have the ability to clearly and effectively communicate their convictions. The Nominating and Corporate Governance Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board.

The Nominating and Corporate Governance Committee has specifically considered the feedback of some stockholders as well as the discussions of some commentators that suggest that lengthy Board tenure is undesirable. Specific to Aimco, the Nominating and Corporate Governance Committee has structured the Board such that there are directors of varying tenures, with new directors and perspectives joining the Board every few years while retaining the institutional memory of longer-tenured directors. Longer-tenured directors, balanced with less-tenured directors, enhance the Board’s oversight capabilities. Aimco’s directors work effectively together, coordinate closely with senior management, comprehend Aimco’s challenges and opportunities, and frame Aimco’s business strategy. Aimco’s Board members have established relationships that allow the Board to apply effectively its collective business savvy in guiding the Aimco enterprise.

When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers advice and recommendations from others, including stockholders, as it deems appropriate. Such recommendations are evaluated on the basis of the same criteria noted above. The Nominating and Corporate Governance Committee will consider as nominees to the Board for election at next year’s annual meeting of stockholders persons who are recommended by stockholders in writing, marked to the attention of Aimco’s Corporate Secretary, no later than July 1, 2015. During 2014, no Aimco stockholder (other than the existing directors) expressed interest in serving on the Board, or recommended anyone to serve on the Board.

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. Based on recommendations from the Nominating and Corporate Governance Committee, the Board determined to nominate Messrs. Bailey, Considine, Keltner, Martin, Miller, and Stein and Ms. Nelson for re-election.

Each individual brings specific contributions to the Board consistent with professional and personal characteristics noted above as criteria for selection for service. To summarize, Mr. Bailey, a long-time entrepreneur, brings particular expertise to the Board in the areas of investment and financial planning, capital markets, evaluation of institutional real estate markets and managers of all property types. Mr. Keltner brings particular expertise to the Board in the areas of property operations, marketing, branding, development and customer service. As a former chief executive of four NYSE-listed companies, Mr. Martin brings particular expertise to the Board in the areas of operations, finance and governance. As a successful real estate entrepreneur and corporate executive, Mr. Miller brings particular expertise to the Board in the areas of operations, management, marketing, sales, and development, as well as finance and accounting. Ms. Nelson brings to the Board particular expertise in the areas of real estate finance and investment. As the former audit committee chairman or audit committee member of two NYSE-listed companies, the former chief financial officer of two NYSE-listed companies and a former partner at Arthur Andersen, Mr. Stein brings particular expertise to the Board in the areas of corporate and real estate finance, and accounting and auditing for large and complex business operations.

Board Leadership Structure

At this time, Aimco’s Board believes that combining the Chairman and CEO role is most effective for the Company’s leadership and governance. Having one person as Chairman and CEO provides unified leadership and direction to the Company and strengthens the ability of the CEO to develop and implement strategic initiatives and respond efficiently in various situations. The Board also believes the combination of Chairman and CEO positions is appropriate in light of the independent oversight provided by the Board.

Aimco has a Lead Independent Director, currently Mr. Martin, who in this capacity:

•	Presides over executive sessions of independent directors;

•	Serves as a liaison between the chairman and independent directors;

•	Reviews information sent to directors; helps frame and approves meeting agendas and schedules;

•	Regularly calls meetings of independent directors; and

•	Is available for direct communication with stockholders.

In addition to the Lead Independent Director, the Board has a majority of independent directors. Six out of the seven director nominees are independent. All four standing committees (Audit; Compensation and Human Resources; Nominating and Corporate Governance; and Redevelopment and Construction) are composed solely of independent directors.

Separate Sessions of Non-Management Directors and Lead Independent Director

Aimco’s Corporate Governance Guidelines (described below) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. The non-management directors, which group currently is made up of the six Independent Directors, met in executive session without management four times during the year ended December 31, 2014. Mr. Martin was the Lead Independent Director who presided at such executive sessions in 2014, and he has been designated as the Lead Independent Director who will preside at such executive sessions in 2015.

The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2014.

	Board	Non-Management Directors	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee	Redevelopment and Construction Committee
Number of Meetings	4	4	5	5	4	4

Majority Voting for the Election of Directors

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating and Corporate Governance Committee’s recommendation. Additional details are set out in Article II, Section 2.03 (Election and Tenure of Directors; Resignations) of Aimco’s Bylaws.

Director Compensation

2014

In formulating its recommendation for director compensation, the Nominating and Corporate Governance Committee reviews director compensation for independent directors of companies in the real estate industry and companies of comparable market capitalization, revenue and assets and considers compensation trends for other NYSE-listed companies and S&P 500 companies. For the year ended December 31, 2014, Aimco paid the directors serving on the Board as follows:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James N. Bailey	22,000	148,940	—	—	—	—	170,940
Terry Considine(3)	—	—	—	—	—	—	—
Thomas L. Keltner(4)	22,000	148,940	—	—	—	—	170,940
J. Landis Martin	22,000	148,940	—	—	—	—	170,940
Robert A. Miller(5)	22,000	148,940	—	—	—	—	170,940
Kathleen M. Nelson(6)	22,000	148,940	—	—	—	—	170,940
Michael A. Stein	22,000	148,940	—	—	—	—	170,940

(1)	The Independent Directors each receive a cash fee of $1,000 for attendance in person or telephonically at each meeting of the Board, and a cash fee of $1,000 for attendance at each meeting of any Board committee. Joint meetings are sometimes considered as a single meeting for purposes of director compensation.
(2)	For 2014, Messrs. Bailey, Keltner, Martin, Miller and Stein and Ms. Nelson were each awarded 5,500 shares of Common Stock, which shares were awarded on January 28, 2014. The dollar value shown above represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and is calculated based on the closing price of Aimco’s Common Stock on the New York Stock Exchange on January 28, 2014, of $27.08.

(3)	Mr. Considine, who is not an Independent Director, does not receive any additional compensation for serving on the Board.
(4)	Mr. Keltner holds an option to acquire 4,429 shares, which is fully vested and exercisable.
(5)	Mr. Miller holds an option to acquire 4,429 shares, which is fully vested and exercisable.
(6)	Ms. Nelson holds an option to acquire 3,000 shares, which is fully vested and exercisable.

2015

Compensation for each of the Independent Directors in 2015 is an annual fee of 4,500 shares of Common Stock, which shares were awarded on January 27, 2015. The closing price of Aimco’s Common Stock on the New York Stock Exchange on January 27, 2015, was $41.08. The Independent Directors will also receive a fee of $1,000 for attendance in person or telephonically at each meeting of the Board, and a fee of $1,000 for attendance at each meeting of any Board committee.

Code of Ethics

The Board has adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of Aimco’s executive officers and all employees of Aimco or its subsidiaries, including Aimco’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. If, in the future, Aimco amends, modifies or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, Aimco intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on Aimco’s website (www.aimco.com), as necessary.

Corporate Governance Guidelines and Director Stock Ownership

The Board has adopted and approved Corporate Governance Guidelines. These guidelines are available on Aimco’s website (www.aimco.com) and are also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the lead independent director, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, stock ownership guidelines and retention requirements, and an annual performance evaluation of the Board.

With respect to stock ownership guidelines for the Independent Directors, the Corporate Governance Guidelines provide that by the completion of five years of service, an Independent Director is expected to own, at a minimum, the lesser of 27,500 shares or shares having a value of at least $550,000. Each of the Independent Directors has holdings well in excess of this amount.

Communicating with the Board of Directors

Any interested parties desiring to communicate with Aimco’s Board, the Lead Independent Director, any of the Independent Directors, Aimco’s Chairman of the Board, any committee chairman, or any committee member may directly contact such persons by directing such communications in care of Aimco’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of Aimco’s General Counsel for the sole purpose of determining whether the contents represent a message to Aimco’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

To contact Aimco’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary

Office of the General Counsel

Apartment Investment and Management Company

4582 South Ulster Street, Suite 1100

Denver, Colorado 80237

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee oversees Aimco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, has discussed with the independent registered public accounting firm its independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2014.

None of the Audit Committee members have a relationship with the Company that might interfere with the exercise of the member’s independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC. The Audit Committee has also determined that provision by Ernst & Young LLP of other non-audit services is compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Date: February 25, 2015

MICHAEL A. STEIN (CHAIRMAN)

JAMES N. BAILEY

THOMAS L. KELTNER

J. LANDIS MARTIN

ROBERT A. MILLER

KATHLEEN M. NELSON

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees

The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2014 and 2013 were approximately $2.65 million and $3.25 million, respectively, and are described below.

Audit Fees

Fees for audit services totaled approximately $1.46 million in 2014 and $1.82 million in 2013. These amounts include fees associated with the annual audit of the financial statements of Aimco, its internal control over financial reporting and the financial statements of certain of its consolidated subsidiaries and unconsolidated investees. Fees for audit services also include fees for the reviews of interim financial statements in Aimco’s Quarterly Reports on Form 10-Q, registration statements filed with the SEC, other SEC filings, equity or debt offerings, comfort letters and consents.

Audit-Related Fees

Fees for audit-related services totaled approximately $0.03 million in 2014 and $0.03 million in 2013. Audit-related services principally include various audit and attest work not required by statute or regulation, benefit plan audits, and accounting consultations.

Tax Fees

Fees billed for tax services totaled approximately $1.16 million in 2014 and $1.40 million in 2013. Such amounts included fees for tax compliance services for the Company and 97 subsidiaries or affiliates of approximately $1.03 million in 2014 and approximately $1.40 million in 2013. The portion of the total representing fees for tax planning services amounted to approximately less than $0.13 million in 2014 and approximately less than $0.01 million in 2013.

All Other Fees

Fees for all other services not included above were zero in both 2014 and 2013. There were no fees billed or incurred in 2014 or 2013 related to financial information systems design and implementation.

Included in the fees above are audit and tax compliance fees of $0.51 million and $0.67 million for 2014 and 2013, respectively, for services provided to consolidated and unconsolidated partnerships for which an Aimco subsidiary is the general partner. Audit services were provided to three such partnerships, and tax compliance services were provided to 97 such partnerships during 2014.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-approval Policy”). The Pre-approval Policy describes the Audit, Audit-related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee, typically subject to a dollar limit of $50,000. The term of any general pre-approval is generally 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. At least annually, the Audit Committee will review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In accordance with this review, the Audit Committee may add to or subtract from the list of general pre-approved services or modify the permissible dollar limit associated with pre-approvals. As set forth in the Pre-approval Policy, unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the rules on independent registered public accounting firm independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative. All of the services described above were approved pursuant to the annual engagement letter or in accordance with the Pre-approval Policy; none were approved pursuant to Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of February 20, 2015, with respect to Aimco’s equity securities beneficially owned by (i) each director, the chief executive officer, the chief financial officer and the three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of February 20, 2015, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and executive officers is 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237, unless otherwise specified. None of the securities reflected in this table are the subject of any hedging transaction or any pledging arrangement.

Name and Address of Beneficial Owner	Number of shares of Common Stock (1)		Percentage of Common Stock Outstanding (2)	Number of Partnership Units (3)		Percentage Ownership of the Company (4)
Directors, Director Nominees & Executive Officers:
Terry Considine	2,243,308	(5)	1.42%	2,439,557	(6)	2.83%
Ernest M. Freedman	160,555	(7)	*	—		*
Lisa R. Cohn	145,449	(8)	*	—		*
John E. Bezzant	87,934	(9)	*			*
Keith Kimmel	56,377		*	—		*
James N. Bailey	37,087		*	—		*
Thomas L. Keltner	49,607	(10)	*	—		*
J. Landis Martin	45,713	(11)	*	34,646	(12)	*
Robert A. Miller	71,532	(10)	*	—		*
Kathleen M. Nelson	37,250	(13)	*	—		*
Michael A. Stein	47,584		*	—		*
All directors and executive officers as a group (13 persons)	3,205,358	(14)	2.03%	2,478,972	(15)	3.43%
5% or Greater Holders:
The Vanguard Group, Inc.	22,628,616	(16)	14.48%	—		13.80%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Cohen & Steers, Inc.	17,539,810	(17)	11.22%	—		10.70%
280 Park Avenue New York, New York 10017
Blackrock, Inc.	11,197,165	(18)	7.16%	—		6.83%
40 East 52nd Street New York, NY 10022
FMR LLC	9,255,242	(19)	5.92%	—		5.64%
245 Summer Street Boston, Massachusetts 02210

*	Less than 1.0%

(1)	Excludes shares of Common Stock issuable upon redemption of common OP Units or Class I High Performance Units (“HPUs”).

(2)	Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)	Through wholly-owned subsidiaries, Aimco acts as general partner of AIMCO Properties, L.P., the operating partnership in Aimco’s structure. As of February 20, 2015, Aimco held approximately 95.3% of the common partnership interests in AIMCO Properties, L.P. Interests in AIMCO Properties, L.P. that are held by limited partners other than Aimco are referred to as “OP Units.” Generally after a holding period of 12 months, common OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each common OP Unit (subject to adjustment). If Aimco acquired all common OP Units and HPUs for Common Stock (without regard to the ownership limit set forth in Aimco’s Charter), these shares of Common Stock would constitute approximately 4.7% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer. Until 2017 and thereafter, HPUs are generally not redeemable for, or convertible into, Common Stock.

(4)	Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 5,299,059 OP Units and 2,339,950 HPUs outstanding as of February 20, 2015, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, Aimco’s ownership limit and, in the case of HPUs, that the units are not redeemed). See note (3) above. Excludes partnership preferred units issued by AIMCO Properties, L.P. and Aimco preferred securities.

(5)	Includes 546,482 shares held directly by Mr. Considine and 1,585,680 shares subject to options that are exercisable within 60 days. Also includes the following shares of which Mr. Considine disclaims beneficial ownership: 33,695 shares held by Mr. Considine’s spouse; and 77,451 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power.

(6)	Includes 850,185 common OP Units and 1,589,372 HPUs that represent 16.04% of common OP Units outstanding and 67.92% of HPUs outstanding, respectively. The 850,185 common OP Units include 510,452 common OP Units held directly by Mr. Considine, 179,735 common OP Units held by an entity in which Mr. Considine has sole voting and investment power, 2,300 common OP Units held by Titahotwo Limited Partnership RLLLP (“Titahotwo”), a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest, and 157,698 common OP Units held by Mr. Considine’s spouse, for which Mr. Considine disclaims beneficial ownership. All HPUs are held by Titahotwo.

(7)	Includes 2,269 shares subject to options that are exercisable within 60 days.

(8)	Includes 8,102 shares subject to options that are exercisable within 60 days.

(9)	Includes 4,180 shares subject to options that are exercisable within 60 days.

(10)	Includes 4,429 shares subject to options that are exercisable within 60 days.

(11)	Includes 16,323 shares held directly by Mr. Martin and 29,390 shares held by Martin Enterprises LLC. Mr. Martin is the sole manager, and Mr. Martin and trusts (of which Mr. Martin is the sole trustee) formed solely for the benefit of his children are the sole members, of Martin Enterprises LLC.

(12)	Includes 280.5 common OP Units, which represent less than 1% of the class outstanding. Also includes 34,365 HPUs held by Martin Enterprises LLC. These HPUs represent 1.47% of the class outstanding.

(13)	Includes 3,000 shares subject to options that are exercisable within 60 days.

(14)	Includes 1,623,191 shares subject to options that are exercisable within 60 days.

(15)	Includes 850,466 common OP Units and 1,628,506 HPUs, which represent 16.05% of common OP Units outstanding and 69.60% of HPUs outstanding, respectively.

(16)	Beneficial ownership information is based on information contained in an Amendment No. 12 to Schedule 13G filed with the SEC on February 10, 2015, by The Vanguard Group, Inc. According to the schedule, The Vanguard Group, Inc. has sole voting power with respect to 407,815 shares and sole dispositive power with respect to 22,297,962 of the shares and shared dispositive power with respect to 330,654 of the shares.

(17)	Beneficial ownership information is based on information contained in an Amendment No. 12 to Schedule 13G filed with the SEC on February 13, 2015, by Cohen & Steers, Inc. on behalf of itself and affiliated entities. According to the schedule, included in the securities listed above as beneficially owned by Cohen & Steers, Inc. are 9,982,620 shares and 9,829,698 shares over which Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (which is held 100% by Cohen & Steers, Inc.), respectively, have sole voting power and 17,539,810 shares and 17,246,412 shares, respectively, over which such entities have sole dispositive power. Also included in the securities listed above are 152,922 shares over which Cohen & Steers UK Limited has sole voting power and 293,398 shares over which Cohen & Steers UK Limited has sole dispositive power.

(18)	Beneficial ownership information is based on information contained in an Amendment No. 5 to Schedule 13G filed with the SEC on January 26, 2015, by Blackrock, Inc. According to the schedule, Blackrock, Inc. has sole voting power with respect to 10,217,599 of the shares.

(19)	Beneficial ownership information is based on information contained in an Amendment No. 8 to Schedule 13G filed with the SEC on February 13, 2015, by FMR LLC on behalf of itself and affiliated persons and entities. According to the schedule, FMR LLC has sole voting power with respect to 4,003,679 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This CD&A addresses the following:

•	Executive Compensation Program and Governance Changes as a Result of Stockholder Engagement and Consideration of Last Year’s “Say on Pay” Vote;

•	Overview of Aimco’s “Pay for Performance” Philosophy and 2014 Performance Results;

•	Summary of Executive Compensation Program and Governance Practices;

•	What We Pay and Why: Components of Executive Compensation;

•	Total Compensation for 2014;

•	Other Compensation;

•	Post-Employment Compensation and Severance Arrangements;

•	Other Benefits; Perquisite Philosophy;

•	Stock Ownership Guidelines and Required Holding Periods After Vesting;

•	Role of Outside Consultants and Executive Officers;

•	Base Salary, Incentive Compensation, and Equity Grant Practices;

•	2015 Compensation Targets;

•	2015 Short-Term Incentive Plan; and

•	2015 Long-Term Incentive Plan.

Executive Compensation Program and Governance Changes as a Result of Stockholder Engagement and Consideration of Last Year’s “Say on Pay” Vote

At Aimco’s 2014 Annual Meeting of Stockholders, approximately 56% of the votes cast in the advisory vote on executive compensation that were present and entitled to vote on the matter were in favor of the compensation of Aimco’s named executive officers (also commonly referred to as “Say on Pay”) as disclosed in Aimco’s 2014 proxy statement. While representing majority support for the “Say on Pay” proposal, these results were significantly below the 94% average of the prior three years’ advisory votes and also below what the Board and management deem satisfactory. As a result, the Board and management determined that extensive engagement with stockholders was necessary and important.

In the spring of 2014, members of management reached out to over 50 shareholders (representing over 80% of shares of Common Stock outstanding as of December 31, 2013) to discuss Aimco’s 2013 executive pay and its alignment with performance, and to solicit feedback on Aimco’s compensation program and governance practices.

In addition, during the fourth quarter of 2014 and into 2015, members of management arranged and participated in 11 detailed and substantive meetings with stockholders (representing over 50% of shares of Common Stock outstanding as of September 30, 2014) to solicit feedback on executive compensation program and governance changes Aimco was contemplating as a result of the “Say on Pay” vote and the stockholder feedback received in the spring of 2014. Specifically, Aimco wanted to hear from stockholders as to what would make us an industry leader in compensation, governance and disclosure. Mr. Keltner, Chairman of the Committee, also participated in a discussion with Aimco’s largest stockholder, which specifically requested his participation.

The Committee and management, with assistance from Board Advisory, the Committee’s independent compensation consultant, and FPL, management’s compensation consultant, considered the opinions provided during all of these meetings and reviewed the results over four consecutive quarterly in-person meetings and three separate telephonic meetings. The Committee approved certain changes to Aimco’s executive compensation program and governance practices, as described in more detail below.

Of course, stockholders did not speak with a single voice when it came to their preferences for compensation structures, objectives, goals, time periods, currencies and governance items. We sought to find the common ground and common themes that would both be responsive to stockholders and fit Aimco’s objectives in attracting, retaining, and incentivizing Aimco’s leaders to drive the success of Aimco. We looked to find the areas of greatest commonality among the input provided by stockholders and we believe the changes we have made are responsive to the feedback we heard and are in the best interests of Aimco and its stockholders. The chart below summarizes the key points we heard, what actions we have taken, and when the changes are effective.

What Aimco Heard	How Aimco Responded	When Effective
Consider more disclosure around STI plan so investors can better assess relevance and rigor of goals.	The Company has increased the disclosure for each of its corporate goals, providing an explanation of the objective of each goal, disclosure of threshold, target, and maximum achievement levels for each goal, and detailed disclosure on how each goal was measured (see pages 53 through 58).	STI awards for 2014
Provide disclosure to demonstrate that Aimco’s STI goals are consistent with Aimco’s communicated business strategy.	The Company’s publicly communicated business strategy is around five goals: operations; portfolio quality; redevelopment and development; balance sheet; and culture. These five goals are also reflected in the corporate goals used for STI compensation. The Company has enhanced its disclosure on its STI goals, providing an explanation of the objective of each goal (see pages 53 through 58).	STI goals for 2014 and 2015
Consider fewer STI compensation goals.	The Company has reduced the total number of corporate goals from twelve to eight, and adjusted the weightings for most goals such that the majority of goals are objective, financial goals, and an even higher percentage of goals are objective goals easily reduced to single, numeric outcomes (see page 64).	STI awards for 2015
Shareholders view an LTI plan that provides any opportunity for a target payout for underperformance on relative returns as lacking rigor.	The Company has implemented a new LTI plan that eliminates any opportunity for target payout for underperformance on relative returns. In addition, under the new LTI plan, a certain level of outperformance is required for target payout (see pages 65 and 66).	LTI awards for 2015

What Aimco Heard	How Aimco Responded	When Effective
Stockholders are focused on long-term performance; therefore, an LTI plan should focus on performance over a period of time beyond one year.	The Company’s new LTI plan eliminates the component that is based on one-year relative returns. The new LTI plan is based on relative returns over a forward looking, three year period (see pages 65 and 66).	LTI awards for 2015
Stockholders want to see a rigorous, performance based LTI plan, with more pay “at risk.”	The Company’s previous LTI plan drew criticism for being too “time based” and not sufficiently performance based in that an executive could receive no less than approximately 83% of target regardless of performance. Under the Company’s new LTI plan, all of the CEO’s LTI is at risk (i.e., 100% performance based) and 80% of the LTI for all other NEOs is at risk. Thus, if threshold performance levels are not achieved, Mr. Considine will receive no LTI, and the other NEOs will receive only 20% of target LTI (see pages 65 and 66).	LTI awards for 2015
Stockholders want to see an LTI plan that is focused primarily on relative returns, with more weighting toward relative returns that are specific to multi-family REIT peers so that stockholders may better assess how the Company performed compared to its “true peers.”	The Company’s new LTI plan has two performance metrics: Aimco TSR relative to the NAREIT Apartment Index (60% weighting); and Aimco TSR relative to the REIT Index (40% weighting) (see pages 65 and 66).	LTI awards for 2015
Negative absolute return should be taken into taken into account, even if relative returns are strong, but not necessarily as a performance metric of the plan.	The Company had originally considered absolute return as a third performance metric of the new LTI plan. However, stockholders generally did not favor absolute return as a performance metric, so the Company removed absolute return as a performance metric. The new LTI plan instead contains a modifier such that if, for any three-year performance period, Aimco’s absolute return were negative, any proportion of LTI earned above target would not vest until such time as absolute return is once again positive (see pages 65 and 66).	LTI awards for 2015

What Aimco Heard	How Aimco Responded	When Effective
Stockholders would prefer to see an immediate, full transition to the new LTI plan rather than one-time transition grants to cover the gap period in moving from a backward looking, annually measured LTI plan to a forward-looking, multi-year LTI plan.	Although one-time transition grants are commonly used in the industry to cover the gap period in transitioning to a new LTI plan, based on stockholder input, the Committee decided to forgo one-time transition grants and move to immediate implementation of the new LTI plan for 2015 (see pages 65 and 66).	LTI awards for 2015
Consider double trigger change of control provisions for future annual LTI awards.	All LTI awards will provide for double trigger vesting.	LTI awards for 2014 and 2015 and going forward
Consider a commitment to not provide future excise tax gross ups.	The Committee has codified in a written statement its long term policy that (other than with respect to the one legacy limited excise tax gross up provision) the Company and the Committee will not enter into any other excise tax gross up arrangements.	Currently in effect
Consider adoption of a clawback policy.	The Committee adopted a written clawback policy codifying its long standing practice to pursue wrongdoers and recoup ill-gotten gains. The policy covers all forms of bonus, incentive and equity compensation.	Currently in effect
Consider adoption of a statement that the company will not reprice underwater options.	The Committee adopted a written statement codifying its long standing practice and reflecting the legal limitations of the Company’s stock plans that the Company and the Committee will not reprice underwater options without the consent of stockholders.	Currently in effect
Consider adoption of anti-hedging and anti-pledging policies.	Adopted anti-hedging and anti-pledging policies.	Currently in effect, and no directors or officers have hedged or pledged any Aimco equity.

At Aimco’s 2011 Annual Meeting of Stockholders, the Board recommended that our stockholders be provided with the opportunity to submit an advisory vote on the compensation of our named executive officers every year, which our stockholders also strongly supported. Aimco believes that the outcome of this proposal evidences the commitment of the Committee to open dialogue with our stockholders regarding our executive compensation program, and the Committee has and will continue to consider voting results and stockholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of our executive officers with our stockholders.

Overview of Aimco’s “Pay for Performance” Philosophy and 2014 Performance Results

Aimco is a “pay for performance” organization. Aimco starts by setting target total compensation near the median of target total compensation for Aimco’s peers as identified on pages 50-51, both as a measure of fairness and also to provide an economic incentive to remain with Aimco. In some cases, target total compensation may be lower or higher than the peer median because of the tenure of the executive officer in his or her position. Actual compensation is determined based on Aimco’s results. Every officer’s annual cash incentive compensation, or STI, is based in part on Aimco’s performance against its annual corporate goals. The more senior level the officer, the greater the percentage of his or her annual cash incentive compensation that is based on Aimco’s performance against its corporate goals. In the case of Mr. Considine, his entire annual cash incentive compensation is based on Aimco’s performance against its corporate goals. Aimco’s long-term incentive compensation, or LTI, follows a similar tiered structure. Every officer’s LTI is based in part on relative returns, with executive officers having a greater share of their LTI based on relative returns. In the case of Mr. Considine, under Aimco’s new LTI plan, his entire LTI award is “at risk” based on Aimco’s relative returns. LTI is measured and vests over time, typically a period of four years, so that officers bear longer term exposure to decisions made and to create “switching costs.” Aimco also requires substantial equity holdings by executive officers in order to increase their alignment with stockholders.

Aimco had a strong year of performance in 2014. Aimco had 48% TSR in 2014. Aimco TSR was first among multi-family peers for the past one and three years, and Aimco TSR outperformed the REIT Index, the NAREIT Apartment Index, and the S&P Total Return Index over the one-year, three-year and five-year periods ending December 31, 2014, as shown in the following graphs:

Aimco’s operating results were also strong. Conventional same-store revenue was up 4.5% in 2014, and conventional same-store NOI was up 5.5% in 2014, placing Aimco second among multi-family REITs for revenue growth, and in the top one-third among multi-family REITs for NOI growth, as shown in the graphs below.

Additional achievements during 2014 included the following:

•	AFFO, which is Aimco’s primary measure of profitability and how we “keep score,” was up 10% year-over-year.

•	Average revenue per apartment home was up 14% over one year, and 32% over three years, to $1,669, reflecting Aimco’s execution against its portfolio management strategy – to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in redevelopment and acquisition of higher-quality apartment communities.

•	Redevelopment and development projects underway in 2014 are expected to create incremental net asset value equal to 35% of the Aimco investment.

•	Aimco increased its unencumbered pool of properties to more than $1 billion in asset value, increasing financial flexibility.

•	Aimco’s Board of Directors declared a quarterly cash dividend of $0.28 per share of its Class A Common Stock for the quarter ended December 31, 2014, an increase of 8% compared to the dividend paid during 2014.

•	Aimco achieved record scores for team engagement and was recognized by The Denver Post, for the second year in a row, as one of the top places to work in Colorado.

Aimco’s cumulative AFFO, Funds from Operations (“FFO”) and dividend growth over the past three years have been strong, as shown in the following graph:

As set forth in detail below and in the chart on page 54, Aimco outperformed on its corporate goals for 2014, resulting in 2014 cash incentive payouts above target. Similarly, Aimco’s outperformance on TSR resulted in 2014 long-term incentive compensation payouts above target.

Summary of Executive Compensation Program and Governance Practices

Below we summarize certain executive compensation and governance programs – both the practices we have implemented to drive performance and the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What Aimco Does
Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at-risk and tied to key financial and value creation metrics that are disclosed to the stockholders. All of the incentive compensation (both cash and equity) for Mr. Considine is subject to the achievement of various performance objectives. For the other NEOs, all short-term incentive compensation, and 80% of target long-term incentive compensation, is subject to the achievement of various performance objectives.
Balances short-term and long-term incentives. The incentive programs provide an appropriate balance of annual and longer-term incentives, with long-term incentive compensation comprising the largest percentage of target total compensation.
Uses multiple performance metrics. These mitigate the risk of the undue influence of a single metric by utilizing multi-year vesting for equity awards, multiple performance measures, and different performance measures for STI and LTI.
Caps award payouts. Amounts or shares that can be earned under the annual incentive program and long-term incentive program are capped.
Uses market-based approach for determining NEO target pay. Target compensation for NEOs is set near the median for peer comparators. The Committee reviews the peer comparator group annually.
Maintains share ownership guidelines and holding periods after vesting until ownership guidelines are met. The Company has the following minimum share ownership requirements: CEO – lesser of five times base salary or 150,000 shares; CFO – lesser of five times base salary or 75,000 shares; and other executive officers – lesser of four times base salary or 25,000 shares. All officers meet these requirements.
Includes double-trigger change in control provisions. Equity awards include “double trigger” provisions requiring both a change in control and a subsequent termination of employment for accelerated vesting to occur.
Uses an independent compensation consulting firm. The Company engages an independent compensation consulting firm that specializes in the REIT industry. The Compensation and Human Resources Committee engages a separate independent compensation consultant.
Maintains a clawback policy. The Committee adopted a clawback policy that in the event of a financial restatement resulting from misconduct by an executive, allows the Company to recoup incentive compensation paid to the executive based on the misstated financial information. The policy covers all forms of bonus, incentive and equity compensation.
Conducts a risk assessment. The Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.
Acts through an independent Compensation Committee. The Committee consists entirely of independent directors.

What Aimco Does Not Do
Guarantee salary increases, bonuses or equity grants. The Company does not guarantee annual salary increases or bonuses to anyone. It has no guaranteed commitments to grant any equity-based awards.
Provide excise tax gross-up payments. The Company will not enter into any new contractual agreements that include excise tax gross-up payments.
Reprice options. The Company has never repriced or otherwise reduced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the 2007 Stock Award and Incentive Plan (nor under the proposed 2015 Stock Award and Incentive Plan) without first obtaining approval from the stockholders of the Company. The Company and the Committee will not reprice underwater options without the consent of the Company’s stockholders.
Pledging or hedging shares held to satisfy stock ownership requirements. The Company’s insider trading policy places restrictions on the Company’s directors and executive officers regarding entering into hedging transactions with respect to the Company’s securities and from holding the Company’s securities in margin accounts or otherwise pledging such securities as collateral for loans. Pledging or hedging transactions are permitted only in very limited circumstances, and only with respect to shares held in excess of stock ownership requirements. No directors or executive officers have in place any pledges or hedging transactions.
Pay dividends or dividend equivalents on unearned performance shares. Performance share award agreements do not provide for the payment of dividends until the shares are earned. Dividends that are accrued during the performance period are paid out on earned shares at the time of vesting.
Provide more than minimal personal benefits. The Company does not provide executives with more than minimal perquisites, such as reserved parking spaces.

What We Pay and Why: Components of Executive Compensation

Total compensation for Aimco’s executive officers is comprised of the following components:

•	Base compensation;

•	STI compensation, paid in cash; and

•

LTI compensation, paid in restricted stock, stock options and/or deferred cash. Under Aimco’s new LTI plan, effective in 2015, LTI is based on a multi-year, forward looking performance period and vests over time.

Long-term incentive compensation directly ties the interests of executives to the interests of our stockholders, and comprises the majority of compensation for the named executive officers, as follows:

CEO Pay Overview

The Committee determines the compensation for Mr. Considine. None of Mr. Considine’s base compensation, target STI, or target LTI have been increased from 2008 through 2014. Mr. Considine’s target total compensation approximates the median for his REIT CEO peers. However, the Committee has determined that it is important for the Company to have most of Mr. Considine’s compensation at risk. Accordingly, Mr. Considine’s base compensation of $600,000, which has remained unchanged since 2006, is below the 25th percentile for peers, despite Mr. Considine being above the 75th percentile for tenure in his role as compared to peers. One hundred percent of Mr. Considine’s target STI continues to be at risk. Unlike many other CEOs, there is no subjective, individual performance component to Mr. Considine’s incentive compensation. Mr. Considine’s STI is based entirely on Aimco’s performance against its corporate goals, as determined by the Committee. Mr. Considine’s LTI comprises the largest percentage of his total compensation. Nearly two-thirds of Mr. Considine’s target compensation consists of LTI, as compared to the peer average of slightly over fifty percent. Under Aimco’s new LTI plan, described beginning on page 65, 100% of Mr. Considine’s LTI is “at risk,” based on relative returns. Thus, if in any year Aimco does not achieve its short-term and long-term incentive goals, Mr. Considine will not receive more than his base compensation for that year, as follows:

How the Committee determines the amount of target total compensation for executive officers

In addition to reviewing the performance of, and determining the compensation for, the Chief Executive Officer, the Committee also reviews the decisions made by the Chief Executive Officer as to the compensation of Aimco’s other executive officers.

Base compensation is determined by reference to the median base compensation paid by peer comparators (discussed further below) for similar positions. In general, base compensation for executives relatively new to their positions is set below the median, and base compensation for seasoned executives is set near the median.

STI is generally targeted to deliver total cash compensation (base compensation plus STI) levels at the median paid by peer comparators, with meaningful upside and downside. LTI is generally targeted to deliver total compensation (base compensation, STI and LTI) levels at the median paid by peer comparators, with meaningful upside and downside.

In some cases, target total compensation varies from that of the market median because of the current recruiting or retention market for a particular position.

How peer comparators are identified

Aimco considers enterprise Gross Asset Value (“GAV”), which is Aimco’s estimation of the fair value of its assets, as an imprecise, but reasonable, representation of the complexity of a real estate business and of the responsibilities of its leaders. In addition to GAV, Aimco also reviews other factors, including gross revenues, number of apartment communities, and number of employees, to determine if these factors provide any additional insight into the size and complexity factors of its analysis. Based on this analysis, Aimco included as “peers” for 2014 compensation the following 20 real estate companies: Alexandria Real Estate Equities, Inc., BioMed Realty Trust, Inc., Camden Property Trust, CBL & Associates Properties, Inc., DDR Corp., Digital Realty Trust, Inc., Douglas Emmett, Inc., Duke Realty Corp., Essex Property Trust, Federal Realty Investment Trust, Host Hotels & Resorts, Kilroy Realty Corp., Kimco Realty, Liberty Property Trust, Macerich Company, Mid-America Apartment Communities, Regency Centers Corp., SL Green Realty Corp., Taubman Centers, Inc., and UDR, Inc. At the time 2014 compensation targets were established, approximately half of these real estate companies had a larger GAV, and approximately half of these real estate companies had a smaller GAV, than Aimco. For Mr. Kimmel, whose position as Executive Vice President, Property Operations, has no meaningful equivalent outside of the multi-family industry, Aimco included as “peers” for 2014 compensation the following eight multi-family real estate companies: AvalonBay Communities, Inc., Camden Property Trust, Essex Property Trust, Equity Residential, Home Properties, Inc., Mid-America Apartment Communities, Inc., Post Properties, Inc., and UDR, Inc.

How incentive compensation (STI and LTI) serves Aimco’s objectives

Incentive compensation is used primarily to provide total compensation potential that is competitive with pay for comparable positions in real estate companies. Providing incentive compensation in the form of Aimco equity that vests over time (typically a period of four years) serves as a retention incentive, aligns executive compensation with stockholder objectives and serves as an incentive to take a longer-term view of Aimco’s performance. When the equity is in the form of restricted stock, the compensation is linked to performance because the future value of the equity depends on the performance of Aimco’s stock. And, when the equity is in the form of stock options, the value of those options is derived solely from stock price appreciation in excess of the exercise price – making options inherently performance based.

Risk analysis of Aimco’s compensation programs

The Committee considers risk-related issues when making decisions with respect to executive compensation and has determined that neither Aimco’s executive compensation program nor any of its non-executive compensation programs create risk-taking incentives that are reasonably likely to have a material adverse effect on the organization. Aimco’s compensation programs align with the long-term interests of the Company, as follows:

•	Limits on STI. The compensation of executive officers and other team members is not overly weighted toward STI. Moreover, STI is capped.

•

Use of LTI. LTI is included in target total compensation for all officers and vests over time, typically a period of four years. The vesting period encourages officers to focus on sustaining Aimco’s long-term performance. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their target total compensation allocated to LTI. Like STI, LTI is capped.

•

Stock ownership guidelines and required holding periods after vesting. Aimco’s stock ownership guidelines require all executive officers to hold a certain amount of Aimco equity. Any executive officer who has not yet satisfied the stock ownership requirements for his or her position must retain LTI after its vesting until stock ownership requirements are met. These policies ensure each executive officer has a substantial amount of personal wealth tied to long-term holdings in Aimco stock. As noted in the section below titled “Stock Ownership Guidelines and Required Holding Periods After Vesting,” all of Aimco’s named executive officers exceed the ownership targets.

•

Shared performance metrics across the organization. A portion of STI for all officers and corporate team members is based upon Aimco’s performance against its publicly communicated corporate goals, which are core to the long-term strategy of Aimco’s business and are reviewed and approved by the Board. One hundred percent of Mr. Considine’s STI, and a substantial percentage of the STI for the other named executive officers, is based upon Aimco’s performance against its corporate goals. In addition, having shared performance metrics across the organization is consistent with Aimco’s focus on a collegial and collaborative team environment.

•

LTI based on TSR. A portion of LTI for all officers is based on relative returns. The more senior level the officer, the greater the percentage of LTI that is based on relative returns. Under Aimco’s new LTI plan, 100% of Mr. Considine’s LTI, and 80% of the LTI for the other named executive officers, is based on relative returns.

•

Multiple performance metrics. Incentive compensation for Aimco team members is based on many different performance metrics. Aimco had twelve corporate goals for 2014. In addition, through Aimco’s performance management program, Managing Aimco Performance, or MAP, which sets and monitors performance objectives for each team member, each team member has several different individual performance goals that are set at the beginning of the year and approved by management. Each of the named executive officers other than Mr. Considine (whose individual goals were identical to Aimco’s corporate goals) had an average of eight individual goals for 2014. Having multiple performance metrics inherently reduces excessive or unnecessary risk-taking as incentive compensation is spread among a number of metrics rather than a few.

Total Compensation for 2014

For 2014, total compensation is the sum of base compensation, STI and LTI.

Base Compensation for 2014

Mr. Considine’s Base Compensation

In 2014, Aimco paid Mr. Considine’s base compensation of $600,000 in cash. His base compensation of $600,000 has remained unchanged since 2006.

Other Named Executive Officer Base Compensation

For 2014, base compensation for all other named executive officers was set between $300,000 and $375,000.

Incentive Compensation for 2014

The Committee determined Mr. Considine’s STI by the extent to which Aimco met twelve designated corporate goals, which are described below and are referred to as Aimco’s Key Performance Indicators, or KPI.

For the other named executive officers, calculation of STI is determined by two components, Aimco’s performance against the KPI and each individual officer’s achievement of his or her MAP goals. For Mr. Freedman and Ms. Cohn, given the breadth of their roles in the implementation of company strategy, an allocation of the target STI is made primarily based on KPI as follows: 75% of the target STI is calculated based on KPI and 25% of the target STI is calculated based on MAP. For example, if an executive’s target STI is $350,000, then 75% of that amount, or $262,500, varies based on KPI results and 25% of that amount, or $87,500, varies based on MAP results. If KPI results are 50%, then the executive receives 50% of $262,500 ($131,250) for that portion of his STI, and if MAP results are 100%, then the executive receives 100% of the $87,500, for a total STI payment of $218,750.

For Messrs. Bezzant and Kimmel, whose respective responsibilities involve more detailed business unit goals (in the case of Mr. Bezzant, with respect to portfolio management, and in the case of Mr. Kimmel, with respect to Aimco’s property operations), an allocation of the target STI is made as follows: 50% of the target STI is calculated based on KPI and 50% of the target STI is calculated based on MAP.

Aimco’s KPI reflect Aimco’s long-standing business strategy of property operations, portfolio management, redevelopment and development, balance sheet, and business and culture. Said another way, Aimco compensates its leadership on exactly the same business strategy communicated to stockholders and analysts. Specifically, Aimco’s KPI consisted of the following twelve corporate goals that were reviewed with, and approved by, the Committee, each weighted as described:

Property Operations (35% of KPI):

(1) 20% based on 2014 revenue achievement;

(2) 5% based on 2014 property operations expense performance;

(3) 10% based on resident satisfaction scores;

Portfolio Management (10% of KPI):

(4) 5% based on acquisition and sales activity;

(5) 5% based on capital replacements, capital improvements, and property upgrades;

Redevelopment and Development (15% of KPI):

(6) 10% based on redevelopment and development investment and returns;

(7) 5% based on completion of the redevelopment and development pipeline;

Balance Sheet (10% of KPI):

(8) 10% based on balance sheet goals regarding unencumbering Aimco’s portfolio and improving credit ratings;

Business and Culture (30% of KPI):

(9) 15% based on AFFO per share;

(10) 5% based on offsite expense performance (i.e., the sum of gross (before capitalization) general and administrative, property management and investment management expenses);

(11) 5% based on team member engagement scores; and

(12) 5% based on achievement of compliance goals integral to Aimco’s business.

These goals and their expected, successful outcome aligned executive officers with the publicly communicated, long-term goals of the Company without encouraging them to take unnecessary and excessive risks. For most goals, threshold performance paid out at 50%; target performance paid out at 100%; and maximum performance paid out at 200%. For some goals, performance was capped at target. Performance below threshold resulted in no payout, and for some goals, performance below target resulted in no payout. For most goals, where performance was between threshold and target or between target and maximum, the proportion of the award earned was interpolated.

The following is a tabular presentation of the performance criteria and results for 2014, explained in detail in the paragraphs that follow:

Performance Measures	Goal Weighting	Sub-Goal Weighting	Threshold	Target	Maximum	Actual	Payout
2014 Revenue Achievement	20%		3%<Budget	Budget	3%>Budget	0.24% Favorable	21.60%
2014 Property Operations Expenses	5%		3%>Budget	Budget	3%<Budget	0.06% Favorable	5.10%
Resident Satisfaction Scores	10%		3.92	4.00	4.10	4.03	13.00%
Acquisitions and Sales Activity	5%
Cash Proceeds from Property Sales		1%	—	$197.5 million	$296.25 million	$436.7 million	2.00%

Acquisition Investment		1%	—	$8 million	$106.75 million	$359.8 million	2.00%

Average Revenues Per Unit		1%	$1,532	$1,613	$1,694	$1,669	1.70%

Total Portfolio in Conventional Communities		1%	92%	93%	94%	92.6%	0.80%

Allocation of Portfolio in A & B Communities		1%	76%	77%	79%	78.8%	1.90%
Capital Investment	5%		—	$133.6 million	—	$133.8 million	5.00%
Redevelopment and Development Investment and Returns	10%		—	Based on ROI and completion on time, on budget	—	Leasing achieved average rents above underwriting. Completion of two projects and good progress on multi-year projects. Most projects were on time, on budget; two were not.	6.55%
Completion of the Development and Redevelopment Pipeline for 2015	5%		$20-40 million in 2015 quarterly budgeted investment	$30-60 million in 2015 quarterly budgeted investment	—	$53-58 million in 2015 quarterly budgeted investment	5.00%
Balance Sheet	10%
Cash Proceeds Toward Unencumbering Portfolio		4%	$80 million	$100 million	$120 million	$125 million	8.00%

Size of Unencumbered Pool		4%	$570 million	$600 million	$630 million	Greater than $1 billion	8.00%

Credit Ratings		2%	—	BB+ Ratings from Fitch and Standards & Poor’s	Investment Grade Rating	BB+ Ratings from Fitch and S&P Achieved. S&P provided road map to investment grade rating, and Fitch is underwriting our unencumbered pool of properties.	3.00%
AFFO Per Share	15%		$1.60	$1.70	$1.80	$1.75[1]	22.50%
Offsite Expenses	5%		$101 million	$98 million	$95 million	$95.8 million	8.67%
Team Member Engagement Scores	5%		70%	80%	90%	85.5%	7.75%
Meet Compliance Goals	5%		—	Meet Five Compliance Goals	—	Five Goals Met	5.00%
Total	100%						127.57%

[1]

Reported AFFO was $1.68 per share. For purposes of Aimco’s compensation plan, Aimco made adjustments to AFFO both upward and downward to normalize for certain items not contemplated in Aimco’s 2014 budget, according to a process Aimco performs each year, overseen by the Committee, with respect to how AFFO is calculated for purposes of Aimco’s compensation plan. This process resulted in a net upward adjustment to reported AFFO for 2014 (by comparison, for other years, the result has been a net downward adjustment to reported AFFO). In May 2014, Aimco priced an underwritten public offering of five million shares of its 6.875% Class A Cumulative Preferred Stock, providing net proceeds to Aimco of $120.8 million. This offering, which helped with achievement of Aimco’s other goals and which the Board concluded was a beneficial decision for Aimco, accounted for $0.05 of the net upward adjustment to reported AFFO.

For all numeric goals, the target performance metrics were Aimco’s 2014 budget goals. Aimco has a rigorous budgeting process that includes an evaluation of prior performance, market data, and peer performance. Aimco’s budget strategy is to set ambitious, achievable goals. Aimco’s 2014 performance compared to multi-family REITs – which included coming in first in TSR over one and three years, second in revenue growth, and third in NOI growth are a reflection of Aimco’s effective and successful budgeting strategy.

An explanation of the objective of each goal and performance levels and payouts for each goal is set forth in the paragraphs below.

Revenue Achievement (20% of KPI). The primary objective of this goal was to measure management’s ability to increase revenues, consisting of total property rental and other property revenues. At Aimco, revenue is our number one operations goal, and for 2014, Aimco had the second highest revenue growth among multi-family REITs. For 2014, the range for the revenue achievement goal was as follows: “Threshold” equated to achievement of three percent unfavorable to 2014 budgeted total revenue; “Target” equated to achievement of 2014 budgeted total revenue; and “Maximum” equated to three percent favorable to 2014 budgeted total revenue. Aimco’s revenue achievement for 2014 was 0.24% favorable to budgeted total revenue. This resulted in a payout on the revenue achievement goal of 21.60% for each of the named executive officers.

Property Operations Expenses (5% of KPI). The primary objective of this goal was to measure management’s ability to manage efficiently and effectively the costs associated with operating the Company’s properties. For 2014, the range for the property operations expenses goal was as follows: “Threshold” equated to three percent unfavorable to 2014 budgeted expenses; “Target” equated to achievement at 2014 budgeted expenses; and “Maximum” equated to three percent favorable to 2014 budgeted expenses. Aimco’s property operations expenses for 2014 were 0.06% favorable to budgeted expenses. This resulted in a payout on the property operations expenses goal of 5.10% for each of the named executive officers.

Resident Satisfaction Scores (10%). The primary objective of this goal was to enhance resident satisfaction, which in turn results in higher resident retention and increased profitability. Every Aimco resident is surveyed at several touch points in the resident lifecycle through Aimco’s partnership with a third party company that administers resident surveys on behalf of many companies in the real estate industry. Aimco’s resident satisfaction score for the full year consisted of the average score across all surveys and touch points for “overall satisfaction,” on a scale of 1 to 5. For 2014, the range for the resident satisfaction scores goal was as follows: “Threshold” equated to a 3.92, which was the multi-family benchmark for 2014 (calculated by the third party survey company) and represented the 50th percentile of peer results; “Target” equated to a 4.0; and “Maximum” equated to a 4.10. For 2014, Aimco’s resident satisfaction score, from approximately 76,000 survey responses, was 4.03, resulting in a payout of 13% for the named executive officers.

Acquisition and Sales Activity (5%). The primary objective of this goal was to continue to improve Aimco’s portfolio by selling each year the lowest rated 5% to 10% of its portfolio and investing the proceeds of such sales in redevelopment and acquisitions of higher quality apartment communities. For 2014, the acquisition and sales activity goal was comprised of five equally weighted sub-goals (i.e., each representing 1% of the 5% goal weighting). The first sub-goal consisted of net cash proceeds from property sales, with “Target” equating to $197.5 million in net cash proceeds from property sales, and “Maximum” equating to $296.25 million in net cash proceeds from property sales. No “Threshold” opportunity was set for this sub-goal. For 2014, Aimco generated $436.7 million in net cash proceeds from property sales, resulting in a payout of 2.00% on this sub-goal for the named executive officers. The second sub-goal consisted of acquisition investment, with “Target” equating to $8 million in property acquisitions, and “Maximum” equating to $106.75 million in property acquisitions. No “Threshold” opportunity was set for this sub-goal. For 2014, Aimco invested $359.8 million in property acquisitions, resulting in a payout of 2.00% on this sub-goal for the named executive officers. The third sub-goal consisted of average revenues per unit as measured for the fourth quarter of 2014 for conventional market-rate communities, with “Threshold” equating to $1,532, “Target” equating to $1,613, and “Maximum” equating to $1,694. For the fourth quarter of 2014, Aimco’s average revenues per unit were $1,669, resulting in a payout of 1.70% on this sub-goal for the named executive officers. The fourth sub-goal consisted of the percentage of

Aimco’s total portfolio GAV in conventional, market-rate communities, as Aimco continues the wind-down of its affordable portfolio. “Threshold,” “Target,” and “Maximum” were set at 92%, 93%, and 94%, respectively, of Aimco’s total portfolio in conventional communities. At December 31, 2014, 92.6% of Aimco’s total portfolio was in conventional communities, resulting in a payout of 0.80% on this sub-goal for the named executive officers. The fifth sub-goal consisted of the allocation of Aimco’s portfolio in A, B, and C communities,2 as Aimco focuses on maintaining a geographically diverse portfolio of conventional communities that average B/B+ in quality. “Threshold,” “Target,” and “Maximum” were set at 76%, 77%, and 79%, respectfully, of Aimco’s total portfolio in A and B communities. At December 31, 2014, 78.8% of Aimco’s total portfolio was in A and B communities, resulting in a payout of 1.90% on this sub-goal for the named executive officers.

Capital Investment (5%). The primary objective of this goal was to measure the Company’s effectiveness in investing capital in its communities through capital replacements, capital improvements, and property upgrades. For 2014, “Target” equated to $133.6 million in capital investment, which is the 2014 budgeted amount for other capital investment. No “Maximum” opportunity was set for this sub-goal, thus capping performance at “Target.” Performance was determined according to the original scope for each project so that actual performance compared to budget was captured. For 2014, Aimco invested $133.8 million in capital replacements, capital improvements, and property upgrades, resulting in a payout of 5.00% on this goal for the named executive officers.

Redevelopment and Development Investment and Returns (10%). The primary objective of this goal was to continue to enhance Aimco’s portfolio through redevelopment and development activity. Aimco had eight major redevelopment and development projects under construction in 2014. Large projects and ongoing projects with known challenges going into 2014 were provided increased weighting toward the total goal weighting of 10%, with smaller scale projects and/or projects without known challenges provided lower weighting toward the total goal weighting. Achievement for each project was determined with reference to the 2014 budgeted investment and scope for the project, and was based on the extent to which the project work was completed on time and within budget, as well as returns on investment. For 2014, Aimco completed two redevelopment projects and made good progress on its multi-year redevelopment projects. Redevelopment leasing in 2014 achieved average rents above underwriting. Although most of the projects progressed on schedule and on budget, Aimco experienced schedule delays and/or additional costs beyond budget on two of the projects. This resulted in a below target, slightly above threshold payout of 6.55% for the named executive officers.

Completion of Redevelopment and Development Pipeline for 2015 (5%). Given Aimco’s focus on enhancing portfolio quality through redevelopment and development activity, in addition to managing the projects that are in execution, it is important to complete planning for future projects to ensure a steady state of redevelopment and development investment, which was the primary objective of this goal. For 2014, the range for the redevelopment and development pipeline goal was as follows: “Threshold” equated to $20 to $40 million in 2015 budgeted quarterly redevelopment and development investment approved by Aimco’s Investment Committee, and “Target” equated to $30 to $60 million of such investment. No “Maximum” opportunity was set for this sub-goal, thus capping performance at “Target.” For 2014, Aimco’s approval of pipeline projects resulted in $53 to 58 million in 2015 budgeted quarterly redevelopment and development investment, resulting in a payout of 5.00% on this goal for the named executive officers.

Balance Sheet (10% of KPI). The primary objective of this goal was to measure management’s ability to continue to strengthen Aimco’s balance sheet, with particular focus on increasing the size of Aimco’s unencumbered portfolio and improving Aimco’s credit ratings, which increase financial flexibility. For 2014, the balance sheet goal was comprised of three sub-goals. The first sub-goal, representing 4% of the 10% goal

[2]	Aimco defines asset quality as follows: “A” quality assets are those with rents greater than 125% of local market average; “B” quality assets are those with rents 90% to 125% of local market average; “C+” quality assets are those with rents lower than 90% of local market average, but greater than $1,100 per month; and “C” quality assets are those with rents lower than 90% of local market average, and less than $1,100 per month.

weighting, consisted of cash proceeds to be used for unencumbering Aimco’s portfolio, with “Threshold” equating to $80 million, “Target” equating to $100 million, and “Maximum” equating to $120 million. For 2014, Aimco used $125 million in cash proceeds for unencumbering the portfolio, resulting in a payout of 8.00% on this sub-goal for each of the named executive officers. The second sub-goal, representing 4% of the 10% goal weighting, consisted of the size of Aimco’s unencumbered pool, with “Threshold” equating to $570 million, “Target” equating to $600 million, and “Maximum” equating to $630 million. As of December 31, 2014, the size of Aimco’s unencumbered pool was greater than $1 billion, resulting in a payout of 8.00% on this sub-goal for each of the named executive officers. The third sub-goal, representing 2% of the 10% goal weighting, consisted of achieving certain credit ratings, with “Target” equating to achievement of BB+ ratings from Fitch and Standard & Poors (“S&P”), and “Maximum” equating to achievement of an investment grade rating from at least one of the two rating agencies. No “Threshold” opportunity was set for this sub-goal. For 2014, Aimco achieved BB+ Ratings from Fitch and S&P. In addition, S&P provided a clear road map to achieving investment grade rating, and Fitch began underwriting Aimco’s unencumbered pool of properties. This resulted in a payout of 3.00% on this sub-goal for the named executive officers.

AFFO Per Share (15% of KPI). The primary objective of the AFFO goal was to measure management’s ability to oversee the financial performance of the Company. FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO in accordance with the guidance set forth by NAREIT. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for non-controlling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco’s operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by capital replacements (also adjusted for non-controlling interests).

For 2014, the range for the AFFO goal was as follows: “Threshold” equated to $1.60 per share; “Target” equated to $1.70 per share, the 2014 budgeted amount; and “Maximum” equated to $1.80 per share. Aimco’s AFFO was $1.75 per share.3 This resulted in a payout on the AFFO per share goal of 22.50% for each of the named executive officers.

Offsite Expenses (5% of KPI). The primary objective of this goal was to measure management’s ability to effectively manage all costs only indirectly associated with operating the Company’s properties. For 2014, the range for the offsite expenses goal was as follows: “Threshold” equated to $101 million; “Target” equated to $98 million, the 2014 budgeted amount; and “Maximum” equated to $95 million. Aimco’s offsite expenses for 2014 were $95.8 million. This resulted in a payout on the offsite expenses goal of 8.67% for each of the named executive officers.

Team Member Engagement Scores (5%). The primary objective of this goal was to maintain a highly engaged, satisfied workforce, which drives stronger results across all of Aimco’s other goals. Every team member is surveyed via an internal, confidential survey on his or her annual anniversary of employment. The team member engagement score consists of the average of the responses to the questions that comprise the engagement index for all team members who complete the survey during the year. For 2014, the range for team member engagement scores was as follows: “Threshold” equated to 70%; “Target” equated to 80%; and “Maximum” equated to 90%. For 2014, Aimco’s team member engagement score was 85.5%, resulting in a payout of 7.75% for the named executive officers.

Compliance (5%). The primary objective of this goal was to continue to ensure the manner in which Aimco operates its business is consistent with applicable laws, regulations, and standards. There were no “Threshold” or

[3]	See Footnote 1.

“Maximum” opportunities for this goal. Payout was based on meeting each of the following five components of the goal, each weighted at 1%: (1) no material weaknesses or significant deficiencies in Aimco’s Sarbanes-Oxley 404 Audit and an unqualified opinion on the audit of Aimco’s 2013 financial statements; (2) no fines related to lead based paint or asbestos compliance; (3) at least 95% team member completion of all annual required compliance courses, which include, but are not limited to, courses on REIT compliance, Aimco’s code of business conduct and ethics, fair housing laws, wage and hour laws, and information security; (4) no failed REAC inspections4 and full compliance with bond property set–aside requirements; and (5) no fines related to, or valid claims of material violations of, employment laws and/or regulations. For 2014, Aimco met all five components, resulting in a payout of 5.00% on this goal for the named executive officers.

Due to Aimco’s outperformance on multiple goals, Aimco’s overall KPI performance was 127.57%. Accordingly, each executive officer was awarded 127.57% of the portion of his or her target STI attributable to KPI.

At the start of 2014, the Committee determined for Mr. Considine, and Mr. Considine determined for the other executive officers, that LTI for 2014 would be based in part on TSR. Specifically, one-third of each executive officer’s LTI target would be awarded for the purpose of attracting and retaining key talent integral to the success of Aimco. Two-thirds of the LTI target would be based on TSR, with half (one-third of the total LTI target) based on Aimco’s one-year TSR as compared to the REIT Index, and half (another one-third of the total LTI target) based on Aimco’s three-year TSR as compared to the REIT Index. Aimco TSR at greater than 110% of the REIT Index would result in a 125% payout of the LTI target attributable to TSR, and Aimco TSR at less than 90% of the REIT Index would result in a 75% payout of the LTI target attributable to TSR. Aimco TSR between 90% and 110% of the REIT Index would result in a 100% payout of the LTI target attributable to TSR.

Both Aimco’s one-year TSR and three-year TSR were greater than 110% of the REIT Index, resulting in payouts of 125% on those portions of the LTI target attributable to TSR. Accordingly, each executive officer was awarded 116.67% of his or her target LTI (i.e., one-third of the LTI target was for purposes of retention and paid at 100%; one-third of the LTI target was paid at 125% based on outperformance on one-year TSR; and one-third of the LTI target was paid at 125% based on outperformance on three-year TSR; and the net effect of these three components resulted in an overall award of 116.67% of target LTI).

For 2014, Mr. Considine determined that Mr. Bezzant’s 2014 LTI would have two components. Forty percent of Mr. Bezzant’s overall LTI target, or $200,000, was based in part on TSR, as described in the preceding paragraphs. Sixty percent of Mr. Bezzant’s LTI target, or $300,000, was granted in the form of a $300,000 long-term cash award. This award was granted in 2015.

Mr. Considine’s employment agreement provides for target incentive compensation (both STI and LTI combined) of not less than $3.9 million. Mr. Considine’s STI for 2014 was based entirely on Aimco’s performance against the twelve designated corporate goals. Mr. Considine’s STI was calculated by multiplying his STI target of $1.05 million by 127.57%, which was Aimco’s overall performance on the twelve corporate goals. Mr. Considine’s LTI was calculated by multiplying his LTI target of $2.85 million by 116.67%. This resulted in the following:

		Target Total Incentive Compensation		2014 Incentive Compensation
Target Total Compensation ($)				STI	LTI
	Paid Base ($)			Cash ($)	Stock Options ($)	Restricted Stock ($)	Total 2014 Compensation ($)
		STI (Cash $)	LTI ($)
4,500,000	600,000	1,050,000	2,850,000	1,339,485	1,662,547.50	1,662,547.50	5,264,580

[4]	For our affordable, or government subsidized, communities, the U.S. Department of Housing and Urban Development (“HUD”) does a Real Estate Assessment Center (“REAC”) inspection, which is a physical inspection of the community to make sure that we are maintaining a certain standard in order to continue to receive a subsidy from HUD.

Mr. Considine’s STI is paid in cash and his LTI is in the form of 43,083 shares of restricted stock, and a ten-year non-qualified stock option to acquire 238,530 shares. Both the shares of restricted stock and the stock options were granted February 12, 2015, and vest ratably over four years. Because the equity award for 2014 LTI was made in 2015, pursuant to the applicable disclosure rules, such award will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2015” table in Aimco’s proxy statement for the 2016 annual meeting of stockholders. For the purpose of calculating the number of shares of restricted stock to be granted, the dollar amounts allocated to restricted stock were divided by $38.59 per share, which was the average of the closing trading prices of Aimco’s Common Stock on the five trading days up to and including the grant date. The five-day average was used to provide a more fair approximation of the value of the stock at the time of grant by muting the effect of any single day spikes or declines. For purposes of calculating the number of shares subject to the stock options to be granted, the dollars allocated to stock options were divided by $6.97, which price was calculated by a third party financial firm with particular expertise in the valuation of options. The stock options have an exercise price of $39.05, which is equal to the fair market value of Aimco’s Common Stock on February 12, 2015 (pursuant to Aimco’s 2007 Stock Award and Incentive Plan, “fair market value” is defined as the closing price of Aimco’s Common Stock on the grant date). Providing LTI in the form of Aimco equity that vests over time serves as a retention incentive, aligns Mr. Considine’s compensation with stockholder objectives and serves as an incentive to take a longer term view of Aimco’s performance. Mr. Considine’s compensation is highly variable, and has changed significantly with performance over the past several years. In reaching its decision to award fifty percent of Mr. Considine’s LTI in the form of stock options, the Committee considered the Company’s strong performance in 2014, which included the following: 48% TSR; AFFO, Aimco’s primary measure of profitability, was up 10% over 2013; revenue and NOI were the second and third highest, respectively, among Aimco’s multi-family peers; and Aimco’s relative returns outperformed the REIT Index, the NAREIT Apartment Index, and the S&P 500 Total Return Index over the one-, three-, and five-year periods ending December 31, 2014. In addition, options are inherently performance based in that in order for the options to have any value, the share price must appreciate above the exercise price.

As noted above, for Mr. Freedman and Ms. Cohn, an allocation of the target STI was made as follows: 75% of the target STI was calculated based on Aimco’s performance against the KPI and 25% of the target STI was calculated based on each executive’s achievement of his or her individual MAP objectives. For Messrs. Bezzant and Kimmel, 50% of the target STI was calculated based on Aimco’s performance against the KPI and 50% of the target STI was calculated based on each executive’s achievement of his individual MAP goals. As noted above, Aimco’s KPI performance was 127.57%. Accordingly, each executive officer was awarded 127.57% of the portion of his or her STI (i.e., 75% of the target STI amount shown below for Mr. Freedman and Ms. Cohn, and 50% of the target STI amount shown below for Messrs. Bezzant and Kimmel) attributable to KPI. In determining the MAP achievement component of 2014 STI, Mr. Considine determined that: Mr. Freedman’s MAP achievement would be paid at 112.5% for his contributions to finance and tax and to strengthening Aimco’s balance sheet; Ms. Cohn’s MAP achievement would be paid at 112.5% for her leadership over legal matters, insurance, risk management, asset quality and service, commercial/ancillary income, compliance, and human resources; Mr. Bezzant’s MAP achievement would be paid at 168.5% for his significant contributions related to Aimco’s portfolio strategy, and particularly, acquisitions; and Mr. Kimmel’s MAP achievement would be paid at 112.5% for his contributions to Aimco’s operating results. The Committee reviewed Mr. Considine’s determinations.

			Target Total Incentive Compensation		2014 Incentive Compensation ($)
					STI	LTI
	Target Total Compensation ($)	Paid Base ($)			Cash ($)	Stock Options ($)	Restricted Stock ($)	Long Term Cash ($)	Total 2014 Compensation ($)
			STI (Cash $)	LTI ($)
Mr. Freedman	1,525,000	375,000	400,000	750,000	495,210	—	875,025	—	1,745,235
Ms. Cohn	1,250,000	375,000	350,000	525,000	433,309	—	612,518	—	1,420,827
Mr. Bezzant	1,200,000	350,000	350,000	500,000	518,123	—	233,340	300,000	1,401,463
Mr. Kimmel	800,000	300,000	230,000	270,000	276,081	—	315,009	—	891,090

Pursuant to the applicable disclosure rules, the STI shown above appears in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.”

With respect to LTI, the shares of restricted stock were granted February 12, 2015, and vest ratably over four years. Because the equity awards and long term cash incentive award for 2014 incentive compensation were made in 2015, pursuant to the applicable proxy disclosure rules, such awards will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2015” table in Aimco’s proxy statement for the 2016 annual meeting of stockholders. For the purpose of calculating the number of shares of restricted stock to be granted, the dollar amounts allocated to restricted stock were divided by $38.59 per share, which was the average of the closing trading prices of Aimco’s Common Stock on the five trading days up to and including the grant date.

Other Compensation

From time to time, Aimco determines to provide executive officers with additional compensation in the form of discretionary cash or equity awards.

On January 27, 2014, Aimco awarded Mr. Kimmel a restricted stock award of 7,413 shares, with an approximate fair market value at the grant date of $200,000. This grant, which vests 50% on each of August 1, 2017, and August 1, 2018, was provided for the purpose of retention and brought the “switching costs” for Mr. Kimmel closer to the median switching costs of comparable positions within the Aimco peer group.

On January 26, 2015, Mr. Considine awarded Mr. Bezzant a discretionary cash award in the amount of $150,000 for Mr. Bezzant’s significant contributions to Aimco’s portfolio strategy.

Post-Employment Compensation and Severance Arrangements

401(k)

Aimco provides a 401(k) plan that is offered to all Aimco team members. In 2014, beginning on February 18, 2014, Aimco matched 25% of participant contributions to the extent of the first 4% of the participant’s eligible compensation. For 2014, the maximum match by Aimco was $2,600, which was the amount that Aimco matched for each of Messrs. Considine, Bezzant and Kimmel, and Ms. Cohn’s 2014 401(k) contributions. Aimco matched $1,300 for Mr. Freedman’s 2014 401(k) contributions. Aimco provided an additional discretionary match in the amount of $535 to all team members in 2015 for Aimco’s strong performance on its 2014 company goals.

Other than the 401(k) plan, Aimco does not provide post-employment benefits. Aimco does not have a pension plan, a Supplemental Executive Retirement Plan or any other similar arrangements.

Executive Severance Arrangements

Aimco has an executive severance policy that provides that Aimco shall seek stockholder approval or ratification of any future severance agreement for any senior executive officer that provides for benefits, such as lump-sum or future periodic cash payments or new equity awards, in an amount in excess of 2.99 times such executive officer’s base salary and bonus. Compensation and benefits earned through the termination date, the value of vesting or payment of any equity awards outstanding prior to the termination date, pro rata vesting of any other long-term awards, or benefits provided under plans, programs or arrangements that are applicable to one or more groups of employees in addition to senior executives are not subject to the policy. Even prior to the Committee’s response to the stockholder proposal, it had been Aimco’s longstanding practice not to enter into agreements with senior executives to provide excessive severance arrangements.

Executive Employment Arrangements

On December 29, 2008, Aimco entered into an employment agreement with Mr. Considine to replace his July 29, 1994, employment agreement and the 2002 non-competition and non-solicitation agreement between

Mr. Considine and Aimco. The employment agreement was entered into to reflect current practice and update Aimco’s agreement with Mr. Considine, which had not been formally revised since the Company’s initial public offering in 1994, and to make the compensation arrangements compliant with certain Internal Revenue Service requirements, primarily Section 409A of the Code, which required documentary compliance by December 31, 2008. In connection with the execution of the employment agreement, Mr. Considine did not receive any additional equity awards or signing bonus. The Committee evaluated the terms of Mr. Considine’s employment agreement in comparison to those of the CEOs of Aimco’s peers and other comparable companies.

The employment agreement was for an initial five-year term, with automatic renewal for successive one-year terms until the year in which Mr. Considine reaches age 70, unless earlier terminated. The employment agreement eliminates the evergreen term in the prior employment agreement.

Mr. Considine continues to receive his current base pay of $600,000, which has remained unchanged since 2006, subject to future increase. Mr. Considine also continues to be eligible to participate in Aimco’s performance-based incentive compensation plan with a target total incentive compensation amount of not less than $3.9 million, which may be paid in cash or in equity.

The employment agreement provides severance payments to Mr. Considine upon his termination of employment by Aimco without cause, by Mr. Considine for good reason and upon a termination for reason of disability.

Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control. Mr. Considine’s “walk right” under the 1994 employment agreement (that is, his right to severance payments upon his terminating employment with the Company within two years following a change in control) was eliminated. The definition of “change in control” was also narrowed to increase the required percentage of change in ownership and to require the occurrence of the applicable change in control event, rather than just stockholder approval of such event.

Upon termination of his employment by Aimco without cause, by Mr. Considine for good reason, or upon a termination for reason of disability, Mr. Considine is generally entitled to (a) a lump sum cash payment equal to two times the sum of base salary at the time of termination and $1.65 million, subject to certain limited reductions, (b) any STI earned but unpaid for a prior fiscal year, (c) a pro-rata portion of a $1.65 million STI amount for the fiscal year in which the termination occurs, and (d) immediate full acceleration of any outstanding unvested stock options and equity awards with certain limitations on the term thereof.

In the event of Mr. Considine’s death, the Company will pay or provide to Mr. Considine’s estate any earned but unpaid base salary and vested accrued benefits and any STI earned but unpaid for a prior fiscal year, and all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable subject to certain limitations on the term thereof.

Under the employment agreement, in the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Code, Mr. Considine is entitled to receive a limited gross-up payment, subject to a maximum of $5 million. If covered payments are less than 10% over the permitted limit, Mr. Considine is required to reduce his payments to avoid triggering a gross-up payment. The limited gross-up payment is intended to balance the interests of Aimco’s stockholders, eliminate the incentive for the early exercise of stock options and reflect competitive practice.

The employment agreement also contains customary confidentiality provisions, a limited mutual non-disparagement provision, and non-competition, non-solicitation and no-hire provisions.

None of Messrs. Freedman, Bezzant, or Kimmel or Ms. Cohn has an employment agreement or severance arrangement.

Beginning with equity grants made in 2015 for compensation year 2014, the restricted stock and/or stock option agreements pursuant to which restricted stock and/or stock option awards have been made to Messrs. Considine, Freedman, Bezzant, Kimmel and Ms. Cohn provide that, upon a change of control, all outstanding shares of restricted stock shall not become immediately and fully vested and all unvested stock options shall not become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option unless there is also a subsequent termination of employment of the executive officer.

Other Benefits; Perquisite Philosophy

Aimco’s executive officer benefit programs are substantially the same as for all other eligible officers and employees. Aimco does not provide executives with more than minimal perquisites, such as reserved parking places.

Stock Ownership Guidelines and Required Holding Periods After Vesting

Aimco believes that it is in the best interest of Aimco’s stockholders for Aimco’s executive officers to own Aimco stock. The Committee and management have established the following stock ownership guidelines for Aimco’s executive officers, updated as of January 27, 2014. Equity ownership guidelines for all executive officers are determined as a minimum of the lesser of a multiple of the executive’s base salary or a fixed number of shares. The Committee and Mr. Considine reviewed each executive officer’s holdings in light of the stock ownership guidelines and each executive officer’s accumulated realized and unrealized stock option and restricted stock gains.

Aimco’s stock ownership guidelines require the following:

Officer Position	Ownership Target
Chief Executive Officer	Lesser of 5x base salary or 150,000 shares
Chief Financial Officer	Lesser of 5x base salary or 75,000 shares
Other Executive Vice Presidents	Lesser of 4x base salary or 25,000 shares

Any executive who has not satisfied the stock ownership guidelines must, until the stock ownership guidelines are satisfied, hold 50% of after tax shares of restricted stock for at least three years from the date of vesting, and hold 50% of shares acquired upon option exercises (50% calculated after exercise price plus taxes) for at least three years from the date of exercise.

Each of Messrs. Considine, Freedman, Bezzant and Kimmel and Ms. Cohn exceed the ownership targets established in Aimco’s stock ownership guidelines.

Role of Outside Consultants and Executive Officers

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In 2014, the Committee engaged Board Advisory as its independent compensation consultant. At the direction of the Committee, Board Advisory coordinated and consulted with Ms. Cohn and Jennifer Johnson, Senior Vice President – Human Resources, regarding executive compensation matters. Board Advisory provided the Committee with an independent view of both market data and plan design. Aimco management has engaged FPL to review Aimco’s executive compensation plan. Neither Board Advisory nor FPL provided other services to the Company. The Committee has assessed the independence of Board Advisory and FPL pursuant to SEC rules and has concluded that there are no conflict of interest issues.

Base Salary, Incentive Compensation, and Equity Grant Practices

Base salary adjustments typically take effect on January 1. The Committee (for Mr. Considine), and Mr. Considine, in consultation with the Committee (for the other executive officers), determine incentive compensation in late January or early February. STI is typically paid in February or March. LTI is awarded on a date determined by the Committee, typically in late January or in February.

Aimco grants equity in three scenarios: in connection with incentive compensation, as discussed above; in connection with certain new-hire or promotion packages; and for purposes of retention and attaining a competitive level of “switching costs.”

With respect to LTI, the Committee sets the grant date for the stock option and restricted stock grants. The Committee sets grant dates at the time of its final compensation determination, generally in late January or in February. The date of determination and date of award are not selected based on share price. In the case of new-hire packages that include equity awards, grants are made on the employee’s start date or on a date designated in advance based on the passage of a specific number of days after the employee’s start date. For non-executive officers, as provided for in the 2007 Plan, the Committee has delegated the authority to make equity awards, up to certain limits, to the Chief Financial Officer (Mr. Freedman) and/or Corporate Secretary (Ms. Cohn). The Committee and Mr. Freedman and Ms. Cohn time grants without regard to the share price or the timing of the release of material non-public information and do not time grants for the purpose of affecting the value of executive compensation.

In 2014, in addition to equity awards made with respect to year-end incentive compensation for 2013, and as described in the “Other Compensation” section of the CD&A, Aimco made an equity award to Mr. Kimmel to bring his “switching costs” closer to the median switching costs of comparable positions within the Aimco peer group.

2015 Compensation Targets

Based on comparison to compensation paid to peer REIT CEOs, the Committee set Mr. Considine’s target total compensation (base compensation, STI and LTI) for 2015 at $5.125 million, which represents the first increase to Mr. Considine’s target compensation from the minimum amount set forth in his 2008 employment agreement. Mr. Considine set target total compensation (base compensation, STI and LTI) for 2015 for the other named executive officers as follows: Mr. Freedman — $1.8 million; Ms. Cohn — $1.5 million; Mr. Bezzant — $1.5 million; and Mr. Kimmel — $1.0 million. Aimco performance will determine the amounts paid for 2015 STI and LTI, and such amounts may be less than, or in excess of, these target amounts. STI will be paid in cash, and LTI will be paid in the form of restricted stock, stock options and/or deferred cash.

2015 Short-Term Incentive Plan

Based on feedback from the Company’s extensive stockholder outreach, for 2015 STI, the Company has reduced the total number of corporate goals from twelve to eight, and adjusted the weightings for most goals such that the majority of goals are objective, financial goals, and a substantial percentage of goals are objective goals easily reduced to single, numeric outcomes. The eight corporate goals are as follows:

Mr. Considine’s STI will continue to be based entirely on the extent to which Aimco meets its corporate goals, or KPI. For the other NEOs, an allocation of the target STI is made as follows: 50% of the target STI will be calculated based on KPI and 50% of the target STI will be calculated based on MAP.

2015 Long-Term Incentive Plan

Based on feedback from the Company’s extensive stockholder outreach, the Committee, with input from Board Advisory, FPL, and management, approved significant changes to Aimco’s LTI plan for 2015 aimed to more closely align the interests of Aimco and its stockholders. Under the new LTI program, 100% of the LTI award for the Chief Executive Officer, and 80% of the LTI awards for the other executive officers, are performance based, or “at risk,” and measured on a forward looking, three-year performance period. The Committee considered one-time transition grants, commonly used in the industry to cover the gap period in moving from a backward looking and/or annually measured LTI plan to a forward looking, multi-year LTI plan. However, based on stockholder input, the Committee decided to forgo one-time transition grants and move to immediate implementation of the new LTI plan for 2015. The following table highlights some of the significant changes in the new LTI plan for 2015:

Feature	Previous Long-Term Incentive Plan		2015 Long-Term Incentive Plan
Award composition	Changes from a primarily time-based program to a program that is entirely performance based in the case of the CEO, and primarily performance based in the case of other executive officers
	One-third time-based for all executive officers, with overall opportunity to earn no less than approximately 83% of target, and no more than approximately 117% of target, regardless of performance.		100% performance-based for the CEO; 80% performance-based for all other executive officers
Performance period	Changes from a bifurcated annual and multi-year performance period to solely a multi-year performance period
	Backward looking, one year and three years		Forward looking, three years
Performance criteria	Provides for total shareholder return in comparison to multi-family peers as an additional, and primary, metric
	Total shareholder return over the performance period measured relative to the REIT Index		Total shareholder return over the performance period measured relative to both the NAREIT Apartment Index (60% weighting) and the REIT Index (40% weighting)
Achievement required for target payout		Eliminates any potential for target payout for underperformance
	Payout of target for returns between 90% and 110% of the REIT Index.		Outperformance to the indexes required in order to receive target payout. In addition, where outperformance to the indexes is achieved but absolute return is negative, vesting on any amount achieved above target is deferred until absolute return is once again positive.
Vesting based on satisfaction of performance condition for performance-based awards	Increases potential opportunity bandwidth by decreasing the downside level from 75% to 0% and increasing the upside level from 125% to 200%
	Less than target: At target: At maximum:	75% 100% 125%	Less than threshold: At threshold: At target: At maximum:	0% 50% 100% 200%
Vesting period for awards that are performance based	With the shift in performance periods, modifies vesting conditions to result in a four-year period overall

	Vests in installments of 25% over a four-year period following the grant date		50% following the end of the three-year performance period and 50% one year later

The following graphic shows the composition of the 2015 LTI awards for executive officers.

The relative metrics under the LTI awards made in 2015 are as follows:

Metric and Performance Level(1) (relative performance stated as basis points above or below index performance) (2)
	Threshold	Target	Maximum
Relative to NAREIT Apartment Index	-250 bps	+50 bps	+400 bps
Relative to MSCI US REIT Index	-350 bps	+50 bps	+500 bps

(1)	The relative metrics above reflect the metrics used for the awards made in 2015 for the performance periods ending on December 31, 2017.
(2)	If absolute TSR is negative, any portion of the LTI award achieved above target would begin vesting until absolute TSR is once again positive.

The LTI awards made in 2015 have a forward looking, three-year performance period, with grants vesting 50% following the end of the three-year performance period and 50% one year later, for a four-year plan from start to finish, illustrated below.

LTI awards for 2015 were granted in February 2015 in the form of restricted stock. No dividends or dividend equivalents will be paid on unearned performance shares. The performance share award agreements to which the performance-based restricted shares were granted do not provide for the payment of dividends until the shares are earned. Dividends that are accrued during the performance period are paid out on earned shares at the time of vesting.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT TO STOCKHOLDERS

The Compensation and Human Resources Committee held five meetings during fiscal year 2014. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation and Human Resources Committee, the Compensation and Human Resources Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.

Date: February 25, 2015

THOMAS L. KELTNER (CHAIRMAN)

JAMES N. BAILEY

J. LANDIS MARTIN

ROBERT A. MILLER

KATHLEEN M. NELSON

MICHAEL A. STEIN

The above report will not be deemed to be incorporated by reference into any filing by Aimco under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Aimco specifically incorporates the same by reference.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation attributable to the principal executive officer, principal financial officer, and the three other most highly compensated executives in 2014, for the years 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Terry Considine — Chairman of the Board of Directors, President and Chief Executive Officer (4)	2014	600,000	—	2,342,345		—	1,339,485		2,600	4,284,430
	2013	600,000	—	3,326,295		—	1,094,835		—	5,021,130
	2012	600,000	—	2,834,825		—	1,217,685		—	4,652,510

Ernest M. Freedman — Executive Vice President and Chief Financial Officer	2014	375,000	—	616,421		—	495,210		1,300	1,487,931
	2013	375,000	—	612,758		—	440,890	(5)	—	1,428,648
	2012	375,000	—	447,607		—	429,769	(6)	—	1,252,376

Lisa R. Cohn — Executive Vice President, General Counsel and Secretary	2014	375,000	—	431,508		—	433,309		2,600	1,242,417
	2013	375,000	—	612,758		—	361,209		—	1,348,967
	2012	375,000	—	447,607		—	402,859		—	1,225,466

John Bezzant — Executive Vice President and Chief Investment Officer	2014	350,000		164,397		—	518,123		2,600	1,035,120
	2013	335,616	—	433,524	(7)	—	325,401	(8)	—	1,094,541

	2012	325,000	—	99,474		—	386,835	(9)	—	811,309
Keith Kimmel — Executive Vice President of Property Operations	2014	300,000	—	341,114	(10)	—	276,081		2,600	919,795

(1)

This column represents the aggregate grant date fair value of stock awards in the year granted computed in accordance with FASB ASC Topic 718, although they are attributable to LTI in respect of the prior compensation year. Because stock awards for 2014 incentive compensation were made in 2015, pursuant to the applicable disclosure rules, such awards will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2015” table in Aimco’s proxy statement for the 2016 annual meeting of stockholders. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	For 2014, the amounts in this column represent the amounts for non-equity incentive compensation determined by the Committee on January 26, 2015, for which target amounts were established by the Committee on January 27, 2014, as discussed below in the “Grants of Plan-Based Awards in 2014” table. For 2014, cash payments were made on February 27, 2015.

(3)	Represents discretionary matching contributions under Aimco’s 401(k) plan.

(4)	Mr. Considine receives annual cash compensation pursuant to an employment agreement with Aimco. The base salary under the employment agreement is subject to review and adjustment as may be determined by the Committee from time to time. For 2012, 2013, and 2014, Mr. Considine received his base salary in cash. Mr. Considine is also eligible for a bonus determined by the Committee. The employment agreement provides that Mr. Considine’s target incentive opportunity shall not be less than $3.9 million, provided the applicable achievement targets are met. For 2012, 2013 and 2014, Mr. Considine’s target incentive was set at the $3.9 million amount provided for in his employment agreement.

(5)	Of this amount, $412,810 represents Mr. Freedman’s annual short term incentive bonus for 2013, and $28,080 represents a payout in 2013 pursuant to a prior year long-term cash grant.

(6)	Of this amount, $402,859 represents Mr. Freedman’s annual short term incentive bonus for 2012, and $26,910 represents a payout in 2012 pursuant to a prior year long-term cash grant.

(7)	Of this amount, $233,438 represents Mr. Bezzant’s annual long-term incentive bonus for 2012, and $200,086 represents an award granted on January 28, 2013, for the purpose of retention and to bring Mr. Bezzant’s “switching costs” closer to the median switching costs of comparable positions within the Aimco peer group. The latter award vests ratably over four years beginning August 1, 2014.

(8)	Of this amount, $313,401 represents Mr. Bezzant’s annual short term incentive bonus for 2013, and $12,000 represents a payout in 2013 pursuant to a prior year long-term cash grant.

(9)	Of this amount, $314,147 represents Mr. Bezzant’s annual short term incentive bonus for 2012, and $72,688 represents payouts in 2012 pursuant to prior year long-term cash grants.

(10)	Of this amount, $143,854 represents Mr. Kimmel’s annual long-term incentive bonus for 2013, and $197,260 represents an award granted on January 27, 2014, for the purpose of retention and to bring Mr. Kimmel’s “switching costs” closer to the median switching costs of comparable positions within the Aimco peer group. The latter award vests ratably over two years beginning August 1, 2017.

GRANTS OF PLAN-BASED AWARDS IN 2014

The following table provides details regarding plan-based awards granted to the named executive officers during the year ended December 31, 2014.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- Lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Terry Considine	1/27/2014(1)	378,000	1,050,000	1,942,500	—	—	—	88,025	—	—	2,342,345
Ernest M. Freedman	1/27/2014(1)	131,000	400,000	680,000	—	—	—	23,165	—	—	616,421
Lisa R. Cohn	1/27/2014(1)	114,625	350,000	595,000	—	—	—	16,216	—	—	431,508
John Bezzant	1/27/2014(1)	119,000	350,000	542,500	—	—	—	6,178	—	—	164,397
Keith Kimmel	1/27/2014(1)	78,200	230,000	356,500	—	—	—	12,819	—	—	341,114

(1)	On January 27, 2014, in connection with its review and determination of year-end 2013 compensation, the Committee approved certain compensation arrangements related to Mr. Considine and, in conjunction with Mr. Considine, the Committee approved certain compensation arrangements related to Messrs. Freedman, Bezzant and Kimmel, and Ms. Cohn. For 2013, year-end bonuses were in the form of cash and equity, and because the equity grants were made in 2014 (even though they were for 2013 compensation), as required by the disclosure rules, the equity portion is shown above.

Pursuant to the 2007 Plan, the Committee made equity awards as follows: Mr. Considine — 88,025 shares of restricted stock; Mr. Freedman — 23,165 shares of restricted stock; Ms. Cohn — 16,216 shares of restricted stock; Mr. Bezzant —6,178 shares of restricted stock; and Mr. Kimmel — 5,406 shares of restricted stock. All of the foregoing equity awards vest ratably over four years beginning with the first anniversary of the grant date.

For the purpose of retention and to bring the “switching costs” for Mr. Kimmel closer to the median switching costs of comparable positions within the Aimco peer group, the Committee made an equity award to Mr. Kimmel of 7,413 shares of restricted stock, vesting 50% on each of August 1, 2017, and August 1, 2018. This award was made pursuant to the 2007 Plan.

The number of shares of restricted stock granted was determined based on the average of the closing trading prices of Aimco’s Common Stock on the New York Stock Exchange on the five trading days up to and including the grant date, or $26.98. Holders of restricted stock are entitled to receive any dividends declared and paid on such shares commencing on the date of grant.

(2)	On January 27, 2014, the Committee made determinations of target total incentive compensation for 2014 based on achievement of Aimco’s twelve corporate goals for 2014, and achievement of specific individual objectives. Target total incentive compensation amounts were as follows: Mr. Considine — $3.9 million; Mr. Freedman — $1.15 million; Ms. Cohn —$875,000; Mr. Bezzant — $850,000; and Mr. Kimmel — $500,000. The table above indicates the target annual cash portion of these target total incentive amounts. The equity portions of these target total incentive amounts were awarded in 2015; therefore, pursuant to the applicable disclosure rules, such awards will be reflected in this table in Aimco’s proxy statement for the 2016 annual meeting of stockholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2014, for the named executive officers, other than those awards that have been transferred for value. The table also shows unvested and unearned stock awards assuming a market value of $37.15 a share (the closing market price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2014).

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Terry Considine	202,429	(3)	0	(3)		8.92	2/3/2019	88,025	(4)	3,270,129
	194,451	(5)	0	(5)		28.33	1/29/2018	89,610	(6)	3,329,012
	842,620	(7)	0	(7)		28.33	1/29/2018	58,450	(8)	2,171,418
	215,546	(9)	0	(9)		42.43	2/5/2017	22,957	(10)	852,853
	130,634	(11)	0	(11)		42.43	2/5/2017

Ernest M. Freedman	2,269	(12)	0	(12)		28.33	1/29/2018	23,165	(13)	860,580
								16,508	(14)	613,272
								9,229	(15)	342,857
								4,591	(16)	170,556
								24,598	(17)	913,816

Lisa R. Cohn	8,102	(18)	0	(18)		28.33	1/29/2018	16,216	(19)	602,424
								16,508	(14)	613,272
								9,229	(15)	342,857
								4,591	(16)	170,556
								24,598	(17)	913,816

John Bezzant	4,180	(20)	0	(20)		28.33	1/29/2018	6,178	(21)	229,513
								6,289	(22)	233,636
								5,391	(23)	200,276

								2,051	(24)	76,195
								1,107	(25)	41,125
								3,935	(26)	146,185

Keith Kimmel	—		—			—	—	5,406	(27)	200,833
								7,413	(28)	275,393
								5,503	(29)	204,436
								3,077	(30)	114,311
								639	(31)	23,739

(1)	Pursuant to the anti-dilution provisions of the plan pursuant to which the options were granted, the number of shares subject to the then outstanding options and the exercise price of such options were adjusted, where applicable, to reflect the special dividends paid in January 2008, August 2008, December 2008, and January 2009. The footnotes to each option award provide the original number of shares subject to the option and the original exercise price on the grant date.

(2)	Amounts reflect the number of shares of restricted stock that have not vested multiplied by the market value of $37.15 per share, which was the closing market price of Aimco’s Common Stock on December 31, 2014.

(3)	This option was granted for the purchase of 809,717 shares at an exercise price of $8.92 per share and vested 25% on each anniversary of the grant date of February 3, 2009; the option was exercised in part for 202,430 shares on May 6, 2010, for 202,429 shares on February 8, 2011, and for 202,429 shares on February 28, 2012.

(4)	This restricted stock award was granted January 27, 2014, for a total of 88,025 shares and vests 25% on each anniversary of the grant date.

(5)	This option was granted for the purchase of 138,249 shares at an exercise price of $39.85 per share and vested 100% on the first anniversary of the grant date of January 29, 2008.

(6)	This restricted stock award was granted January 28, 2013, for a total of 119,479 shares and vests 25% on each anniversary of the grant date.

(7)	This option was granted for the purchase of 599,078 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(8)	This restricted stock award was granted January 30, 2012, for a total of 116,900 shares and vests 25% on each anniversary of the grant date.

(9)	This option was granted for the purchase of 146,018 shares at an exercise price of $62.63 per share and vested 25% on each anniversary of the grant date of February 5, 2007.

(10)	This restricted stock award was granted January 31, 2011, for a total of 91,830 shares and vested 25% on each anniversary of the grant date.

(11)	This option was granted for the purchase of 88,496 shares at an exercise price of $62.63 per share and vested 20% on each anniversary of the grant date of February 5, 2007.

(12)	This option was granted for the purchase of 1,613 shares at an exercise price of $39.85 per share and vested 25% on each anniversary of the grant date of January 29, 2008.

(13)	This restricted stock award was granted January 27, 2014, for a total of 23,165 shares and vests 25% on each anniversary of the grant date.

(14)	This restricted stock award was granted on January 28, 2013, for a total of 22,010 shares and vests 25% on each anniversary of the grant date.

(15)	This restricted stock award was granted January 30, 2012, for a total of 18,458 shares and vests 25% on each anniversary of the grant date.

(16)	This restricted stock award was granted January 31, 2011, for a total of 18,366 shares and vested 25% on each anniversary of the grant date.

(17)	This restricted stock award was granted January 31, 2011, for a total of 39,355 shares and vests 12.5% on each of August 1, 2012, August 1, 2013, and August 1, 2014, and 62.5% on August 1, 2015.

(18)	This option was granted for the purchase of 5,760 shares at an exercise price of $39.85 per share and vested 25% on each anniversary of the grant date of January 29, 2008.

(19)	This restricted stock award was granted January 27, 2014, for a total of 16,216 shares and vests 25% on each anniversary of the grant date.

(20)	This option was granted for the purchase of 2,972 shares at an exercise price of $39.85 per share and vested 25% on each anniversary of the grant date of January 29, 2008.

(21)	This restricted stock award was granted January 27, 2014, for a total of 6,178 shares and vests 25% on each anniversary of the grant date.

(22)	This restricted stock award was granted January 28, 2013, for a total of 8,385 shares and vests 25% on each anniversary of the grant date.

(23)	This restricted stock award was granted January 28, 2013, for a total of 7,187 shares and vests 25% on each anniversary of the grant date.

(24)	This restricted stock award was granted January 30, 2012, for a total of 4,102 shares and vests 25% on each anniversary of the grant date.

(25)	This restricted stock award was granted January 31, 2011, for a total of 4,428 shares and vested 25% on each anniversary of the grant date.

(26)	This restricted stock award was granted January 31, 2011, for a total of 7,871 shares and vests 50% on each of August 1, 2014 and August 1, 2015.

(27)	This restricted stock award was granted January 27, 2014, for a total of 5,406 shares and vests 25% on each anniversary of the grant date.

(28)	This restricted stock award was granted January 27, 2014, for a total of 7,413 shares and vests 50% on each of August 1, 2017 and August 1, 2018.

(29)	This restricted stock award was granted January 28, 2013, for a total of 7,337 shares and vests 25% on each anniversary of the grant date.

(30)	This restricted stock award was granted January 30, 2012, for a total of 6,153 shares and vests 25% on each anniversary of the grant date.

(31)	This restricted stock award was granted January 31, 2011, for a total of 2,557 shares and vested 25% on each anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during the year ended December 31, 2014, for the persons named in the Summary Compensation Table above.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Terry Considine	1,318,799	9,747,958	114,406	3,227,176
Ernest M. Freedman	—	N/A	25,244	738,034
Lisa R. Cohn	988	6,205	24,982	730,237
John Bezzant	—	N/A	9,961	308,585
Keith Kimmel	—	N/A	4,011	110,340

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.
(2)	Amounts reflect the market price of the stock on the day the shares of restricted stock vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the table and discussion that follows, payments and other benefits payable upon early termination and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2014. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts which could be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such named executive officers’ separation from Aimco.

Mr. Considine’s 2008 Employment Agreement

Under his 2008 employment agreement, Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control. Mr. Considine’s “walk right” under the 1994 employment agreement (that is, his right to severance payments upon his terminating employment with the Company within two years following a change in control) was eliminated. The definition of “change in control” was also narrowed to increase the required percentage of change in ownership and to require the occurrence of the applicable change in control event, rather than just stockholder approval of such event.

In the event Mr. Considine’s employment is terminated without cause by Aimco, by Mr. Considine for good reason, or for reason of disability, Mr. Considine will be entitled to: a lump sum cash payment equal to two times the sum of his base salary at the time of termination and $1.65 million, subject to certain limited deductions; the amount of any STI earned but unpaid for the fiscal year preceding the termination date; a pro-rata portion of a $1.65 million STI amount for the fiscal year in which the termination occurs; continued medical coverage at Aimco’s expense until the earlier of (a) eighteen months following the date of termination, or (b) Mr. Considine becoming eligible for coverage under the medical plans of a subsequent employer, provided that in the event Mr. Considine’s medical coverage terminates pursuant to (a), he will be entitled to a lump sum payment equal to six times the monthly COBRA premium then in effect; and immediate and full acceleration of any unvested stock awards and outstanding unvested stock options, with all outstanding stock options (along with all options already vested) remaining exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

In the event of Mr. Considine’s disability, the lump sum cash payment described above shall be offset by any long-term disability benefits received under Aimco’s long-term disability insurance plan.

In the event of Mr. Considine’s death, Aimco will pay or provide to Mr. Considine’s estate the amount of any STI earned but unpaid for the prior fiscal year, and all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

Under the employment agreement, in the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Code, Mr. Considine is entitled to receive a limited gross-up payment, subject to a maximum of $5 million. If covered payments are less than 10% over the permitted limit, Mr. Considine is required to reduce his payments to avoid triggering a gross-up payment.

Double Trigger Vesting Upon Change of Control

Beginning with the equity grants made in 2015 for compensation year 2014, the restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Considine, Freedman, Bezzant and Kimmel and Ms. Cohn provide that upon a change of control, all outstanding shares of restricted stock shall not become immediately and fully vested and all unvested stock options shall not become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option unless there is also a subsequent termination of employment of the executive officer. The new LTI plan described on pages 65 through 66 provides that performance shares will vest based on the higher of actual or target TSR performance through the truncated performance period ending on the date of the change of control. Previously granted awards vest upon a change of control.

Accelerated Vesting upon Termination of Employment Due to Death or Disability

As set forth above, in the event Mr. Considine’s employment is terminated for reason of disability, Mr. Considine will be entitled to immediate and full acceleration of any unvested stock awards and outstanding unvested stock options, with all outstanding stock options (along with all options already vested) remaining exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term. In the event of Mr. Considine’s death, all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Freedman, Bezzant and Kimmel and Ms. Cohn provide that upon termination of employment due to death or disability, all outstanding shares of restricted stock become immediately and fully vested and all unvested stock options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option.

Notwithstanding the foregoing, the new LTI plan described on pages 65 through 66 provides that performance shares will vest based on the higher of actual or target TSR performance through the truncated performance period ending on the date of death or disability.

Non-competition and Non-Solicitation Agreements

Effective in January 2002 for Mr. Considine, and in connection with their employment by Aimco for Messrs. Freedman, Bezzant and Kimmel and Ms. Cohn, Aimco entered into certain non-competition and/or non-solicitation agreements with each executive. Mr. Considine’s 2002 non-competition and non-solicitation agreement was replaced by his December 2008 employment agreement. Pursuant to the agreements, each of these named executive officers agreed that during the term of his or her employment with the Company and for a period of two years following the termination of his or her employment, except in circumstances where there was a change in control of the Company, he or she could not (i) be employed by a competitor of the Company named on a schedule to the agreement, (ii) solicit other employees to leave the Company’s employment, or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further required that the named executive officers protect Aimco’s trade secrets and confidential information. The agreement for Mr. Freedman does not include the non-competition covenant as described in (i) above. For Messrs. Bezzant and Kimmel and Ms. Cohn, the agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, each such executive will receive, for a period not to extend beyond the earlier of 24 months following such termination or the date of acceptance of employment with a non-competitor, (i) severance pay in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds (2/3) of such executive’s monthly base salary at the time of termination. For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) indictment, conviction, plea of guilty or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law.

The following table summarizes the potential payments under various scenarios if they had occurred on December 31, 2014.

	Value of Accelerated Stock and Stock Options ($)(1)				Severance ($)
Name	Change in Control	Death or Disability	Termination Without Cause	Termination With Good Reason	Change in Control	Death	Disability		Termination Without Cause		Termination For Good Reason		Non-Compete Payments ($)(2)
Terry Considine	9,623,410	9,623,410	9,623,410	9,623,410	—	—	6,176,427	(3)(4)	6,176,427	(4)	6,176,427	(4)	—
Ernest M. Freedman	2,901,081	2,901,081	—	—	—	—	—		—		—		—
Lisa R. Cohn	2,642,925	2,642,925	—	—	—	—	—		—		—		500,000
John Bezzant	926,930	926,930	—	—	—	—	—		—		—		466,667
Keith Kimmel	818,712	818,712	—	—	—	—	—		—		—		400,000

(1)	Amounts reflect value of accelerated stock and options using the closing market price on December 31, 2014, of $37.15 per share.
(2)	Amounts assume the agreements were enforced by the Company and the payments extended for 24 months.
(3)	Amount does not reflect the offset for long-term disability benefit payments in the case of a qualifying disability under Aimco’s long-term disability insurance plan.
(4)	Amount consists of a lump sum cash payment equal to (a) two times the sum of his base salary and $1.65 million, (b) $1.65 million STI for 2014, and (c) 24 months of medical coverage reimbursement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information on equity compensation plans as of the end of the 2014 fiscal year under which equity securities of the Company are authorized for issuance is set forth in the following table.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Subject to Outstanding Unexercised Grants)
Equity compensation plans approved by security holders	1,639,796	$28.91	833,093
Equity compensation plans not approved by security holders	—	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Aimco recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that Aimco’s decisions are based on considerations other than the best interests of Aimco and its stockholders. Accordingly, as a general matter, it is Aimco’s preference to avoid related person transactions. Nevertheless, Aimco recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of Aimco and its stockholders. The Nominating and Corporate Governance Committee, pursuant to a written policy approved by the Board, has oversight for related person transactions. The Nominating and Corporate Governance Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Aimco (or any Aimco entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than an interest arising solely as a result of being a director of another corporation or organization that is a party to the transaction or a less than 10 percent beneficial owner of another entity that is a party to the transaction). The Nominating and Corporate Governance Committee has also given its standing approval for certain types of related person transactions such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits. Since the beginning of 2014, there were no related person transactions that required review under the policy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aimco’s executive officers and directors, and persons who own more than ten percent of a registered class of Aimco’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than ten percent of Aimco’s registered equity securities are required by SEC regulations to furnish Aimco with copies of all such forms that they file.

Based solely on Aimco’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2014, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, Aimco believes that during the period ended December 31, 2014, all filing requirements were complied with by its executive officers and directors.

Stockholders’ Proposals. Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2016 must be received by Aimco, marked to the attention of the Corporate Secretary, no later than November 4, 2015, to be included in Aimco’s proxy statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Proposals of stockholders submitted to Aimco for consideration at Aimco’s annual meeting of stockholders to be held in 2016 outside the processes of Rule 14a-8 (i.e., the procedures for placing a stockholder’s proposal in Aimco’s proxy materials) will be considered untimely if received by the Company before December 31, 2015, or after January 29, 2016.

Other Business. Aimco knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

Available Information. Aimco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Aimco to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (Commission file No. 1-13232). This document contains important information about the Company and its financial condition.

Aimco incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement and the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Aimco has mailed all information contained or incorporated by reference in this Proxy Statement to stockholders.

If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company or the SEC or the SEC’s internet site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in the Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing from the Company at the following address:

Corporate Secretary

Apartment Investment and Management Company

4582 South Ulster Street, Suite 1100

Denver, Colorado 80237

If you would like to request documents from the Company, please do so by April 14, 2015, to receive them before the Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March     , 2015. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS

March     , 2015

Denver, Colorado

Exhibit A

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

2015 STOCK AWARD AND INCENTIVE PLAN

Apartment Investment and Management Company, a Maryland corporation, has adopted the Apartment Investment and Management Company 2015 Stock Award and Incentive Plan (the “Plan”) for the benefit of eligible employees, consultants, advisors and directors of the Company, the Partnership, the Company Subsidiaries and the Partnership Subsidiaries (each as defined below).

ARTICLE 1

Purpose of Plan; Definitions

1.1 Purpose. The purpose of the Plan is to reinforce the long-term commitment to the Company’s success of those officers (including officers who are directors of the Company), employees, independent directors, consultants and advisors of the Company, the Partnership, the Company Subsidiaries and the Partnership Subsidiaries who are or will be responsible for such success; to facilitate the ownership of the Company’s stock by such individuals, thereby reinforcing the identity of their interests with those of the Company’s stockholders; and to assist the Company, the Partnership, the Company Subsidiaries and the Partnership Subsidiaries in attracting and retaining officers and employees, directors and consultants and advisors with experience and ability.

1.2 Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board, or if the Board does not administer the Plan, the Committee in accordance with Article 2.

(b) “Applicable Accounting Standards

(c) “shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

(d) “Award” means any of the following granted under the Plan: Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares, Other Incentive Awards, Cash-Based Awards and any combination of the foregoing.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash-Based Award” means an Award granted pursuant to Article 8.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(h) “Committee” means the Compensation and Human Resources Committee of the Board. If at any time the Board shall not administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Committee.

(i) “Company” means Apartment Investment and Management Company, a Maryland corporation (or any successor corporation).

(j) “Company Employee” means any officer or employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation that is then a Company Subsidiary.

(k) “Company Subsidiaries” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Except with respect to Incentive Stock Options, “Company Subsidiary” shall also mean any partnership in which the Company and/or any Company Subsidiary owns more than fifty percent (50%) of the capital or profits interests; provided, however, that “Company Subsidiary” shall not include the Partnership or any Partnership Subsidiary.

(l) “Deferred Stock” means an award made pursuant to Article 7 below of the right to receive Stock at the end of a specified deferral period.

(m) “Effective Date” shall mean the date provided pursuant to Article 12.

(n) “Eligible Persons” means any person eligible to participate in the Plan pursuant to Section 4.1 including Independent Directors.

(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(p) “Fair Market Value” means, as of any given date, with respect to any awards granted hereunder (i) if the shares of Stock are admitted to trading on a national securities exchange, fair market value of the shares of Stock on any date shall be the closing sale price reported for the shares of Stock on such exchange on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, (ii) if the shares of Stock are admitted to quotation on the National Association of Securities Dealers Automated Quotation (“Nasdaq”) System or other comparable quotation system and have been designated as a National Market System (“NMS”) security, fair market value of the shares of Stock on any date shall be the closing sale price reported for the shares of Stock on such system on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported, or (iii) if the shares of Stock are admitted to quotation on the Nasdaq System but have not been designated as an NMS security, fair market value of the shares of Stock on any date shall be the average of the highest bid and lowest asked prices of the shares of Stock on such system on such date or, if no bid and ask prices were reported on such date, on the last date preceding such date on which both bid and ask prices were reported.

(q) “Incentive Stock Option” means any Stock Option intended to be designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Independent Director” means a member of the Board who is not a Company Employee or a Partnership Employee.

(s) “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option, including any Stock Option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option.

(t) “Other Incentive Award” shall mean an Award denominated in, linked to or derived from shares of Stock or value metrics related to shares of Stock, granted pursuant to Section 7.5 hereof.

(u) “Participant” means any Eligible Person, or any consultant or advisor to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary selected by the Administrator, pursuant to the Administrator’s authority in Article 2 below, to receive grants of Stock Options, Stock Appreciation Rights, Restricted Stock awards, Deferred Stock awards, Performance Shares or any combination of the foregoing.

(v) “Partnership” means AIMCO Properties, L.P., a Delaware limited partnership.

(w) “Partnership Employee” means any officer or employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership, or any entity that is then a Partnership Subsidiary.

(x) “Partnership Subsidiary” means any partnership or limited liability company in any unbroken chain of partnerships or limited liability companies beginning with the Partnership if each of the partnerships or limited liability companies other than the last partnership or limited liability company in the unbroken chain then owns more than fifty percent (50%) of the capital or profits interests in one of the other partnerships or limited liability companies. “Partnership Subsidiary” shall also mean any corporation in which the Partnership and/or any Partnership Subsidiary owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock.

(y) “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(z) “Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on shareholders’ equity; (x) total shareholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) debt levels or reduction; (xxv) customer retention; (xxvi) sales-related goals; (xxvii) comparisons with other stock market indices; (xxviii) operating efficiency; (xxix) customer satisfaction and/or growth; (xxx) team member satisfaction; (xxxi) research and development achievements; (xxxii) financing and other capital raising transactions; (xxxiii) recruiting and maintaining personnel; (xxxiv) year-end cash, (xxxv) inventory, (xxxvi) inventory turns, (xxxvii) net inventory turns, (xxxviii) balance sheet measures, (xxxix) portfolio quality. (xl) adjusted funds from operations, (xli) customer traffic, (xlii) accounts payable to inventory ratio, (xliii) team member retention; (xlv) capital expenditures; (xlvi) average occupancy; (xlvii) year-end occupancy; (xlviii) property operating expense savings; or (xlix) leasing goals, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal or sale of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may designate additional Performance Criteria on which Performance Goals may be based, and may adjust, modify, or amend Performance Criteria.

(aa) “Performance Goals” shall mean, with respect to a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an affiliate, a subsidiary, a division or business unit, or one or more individuals. In addition, such performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards, to the extent applicable.

(bb) “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

(cc) “Performance Share” means an award of shares of Stock pursuant to Article 7 that is subject to restrictions based upon the attainment of specified performance objectives.

(dd) “Predecessor Plan” means the Company’s 2007 Stock Award and Incentive Plan.

(ee) “Restricted Stock” means an award granted pursuant to Article 7 of shares of Stock subject to certain restrictions.

(ff) “Stock” means the Class A Common Stock of the Company, par value $.01 per share, and any equity security of the Company issued or authorized to be issued in the future, but excluding any warrants, options or other rights to purchase Class A Common Stock. Debt securities of the Company convertible into Class A Common Stock shall be deemed equity securities of the Company.

(gg) “Stock Appreciation Right” means the right pursuant to an award granted under Article 6 to receive an amount equal to the difference between (A) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of Stock covered by such right or such portion thereof, and (B) the aggregate exercise price of such right or such portion thereof.

(hh) “Stock Option” means any option to purchase shares of Stock granted pursuant to Article 5.

(ii) “Stock Ownership Limit” means the restrictions on ownership and transfer of Stock provided in Section 3.4 of the Company’s Charter.

ARTICLE 2

Administration

2.1 Administrator. The Plan shall be administered by the Board or by a Committee which shall be appointed by the Board and which shall serve at the pleasure of the Board. To the extent necessary and desirable, the Committee shall be composed entirely of individuals who meet the qualifications referred to in Section 162(m) of the Code, Rule 16b-3 under the Exchange Act and the applicable stock exchanges.

2.2 Duties and Powers of Administrator. The Administrator shall have the power and authority to grant to Eligible Persons, pursuant to the terms of the Plan: Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Performance Shares, Other Incentive Awards, Cash-Based Awards and any combination of the foregoing. In particular, the Administrator shall have the authority to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder and in its discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

2.3 Delegation of Authority. The Administrator may in his sole and absolute discretion delegate to the Chief Financial Officer of the Company or the Secretary of the Company, or both, any or all of the administrative duties and authority of the Administrator under this Plan, other than the authority to (a) make grants under this Plan to employees who are “officers” of the Company within the meaning of Rule 16(a)-1(b) of the Exchange Act or whose total compensation is required to be reported to the Company’s stockholders under the Exchange Act, (b) determine the price, timing or amount of such grants or (c) determine any other matter required by Rule 16b-3 or Section 162(m) of the Code to be determined in the sole and absolute discretion of the Administrator.

ARTICLE 3

Stock Subject to Plan

3.1 Number and Source of Shares. The total number of shares of Stock reserved and available for issuance under the Plan shall be 1.5 million (1,500,000) shares. Such shares of Stock may consist, in whole or in part, of treasury shares, authorized and unissued shares or shares of Stock reacquired by the Company. All grants of awards outstanding under the Predecessor Plan continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those awards with respect to their acquisition of shares of Stock thereunder. If any shares of Stock subject to an award granted hereunder or under the Predecessor Plan are forfeited, cancelled, exchanged or surrendered or if an award granted hereunder or under the Predecessor Plan terminates or expires without a distribution of shares of Stock to the Participant, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, such shares shall again be available for awards under the Plan, up to, in the case of awards that were granted under the Predecessor Plan, a maximum of 2,400,000 shares of Stock. If shares of Stock are surrendered or withheld as payment of either the exercise price of an award granted hereunder or under the Predecessor Plan and/or withholding taxes in respect of such an award, such shares of Stock shall not be returned to the Plan and shall not be available for future awards under the Plan. Upon the exercise of any award granted in tandem with any other award, such related award shall be cancelled to the extent of the number of shares of Stock as to which the award is exercised and, notwithstanding the foregoing, such number of shares of Stock shall no longer be available for awards under the Plan. Upon the exercise of a Stock Appreciation Right, the number of shares of Stock reserved and available for issuance under the Plan shall be reduced by the full number of shares of Stock with respect to which such award is being exercised.

3.2 Limit on Incentive Stock Option Grants. In no event will more than 1.5 Million (1,500,000) shares of Stock be available for issuance pursuant to the exercise of Incentive Stock Options, subject to adjustment as provided in this Article 3.

3.3 Limitation on Individual Grants. Notwithstanding any provision in the Plan to the contrary, to the extent required to comply with Section 162(m):

(a) the aggregate number of shares of Stock subject to Stock Options and Stock Appreciation Rights awarded to any one Participant during any calendar year may not exceed 1,000,000 shares of Stock;

(b) the aggregate number of shares of Stock subject to Awards other than Stock Options and Stock Appreciation Rights (excluding Awards referenced in Section 3.3(c) below) awarded to any one Participant during any calendar year may not exceed 1,000,000 shares of Stock , respectively; and

(c) the aggregate amount of compensation to be paid to any one Participant in respect to all Awards that are intended to constitute Performance-Based Compensation denominated in cash in any calendar year is $14,000,000.

3.4 Adjustment of Awards. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (a) the kind and aggregate number of shares reserved for issuance under the Plan, (b) the kind, number and option price of shares subject to outstanding Stock Options granted under the Plan, and (c) the kind, number and purchase price of shares issuable pursuant to awards of Restricted Stock, Deferred Stock and Performance Shares to maintain the same estimated fair value of the award before and after the equity restructuring. The form of such adjustment and estimate of fair value shall be determined by the Administrator, in its sole discretion. Such other substitutions or adjustments shall be made respecting awards hereunder as may be determined by the Administrator, in its sole discretion. An adjusted option price shall also be used to determine the amount payable by the Company in connection with Stock Appreciation Rights awarded under the Plan. In connection with any event described in this paragraph, the Administrator may provide, in its discretion, for the cancellation of any outstanding awards and payment in cash or other property in exchange therefor.

ARTICLE 4

Eligibility

4.1 General Provisions. Subject to Section 3.1 and the Stock Ownership Limit, officers (including officers who are directors of the Company), employees and Independent Directors of, and consultants and advisors to the Company, any Company Subsidiary, the Partnership and any Partnership Subsidiary who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, any Company Subsidiary and any Partnership Subsidiary, shall be eligible to be granted awards under the Plan. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Persons, consultants and advisors to the Company recommended by the senior management of the Company, and the Administrator shall determine, in its sole discretion, the number of shares covered by each award.

ARTICLE 5

Stock Options

5.1 Option Awards. Stock Options may be granted alone or in addition to other awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Recipients of Stock Options shall enter into an award agreement with the Company, in such form as the Administrator shall determine, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder.

5.2 Types of Options. The Stock Options granted under the Plan may be of two types: (a) Incentive Stock Options and (b) Non-Qualified Stock Options. The Administrator shall have the authority to grant (x) Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights) to Company Employees and (y) Non-Qualified Stock Options (with or without Stock Appreciation Rights) to Partnership Employees, and persons who are Independent Directors, consultants or advisors to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. More than one Stock Option may be granted to the same optionee and be outstanding concurrently hereunder.

5.3 Terms and Conditions of Options. Stock Options granted under the Plan shall contain such terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

(a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Administrator in its sole discretion at the time of grant, but shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock on such date. If a Company Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any Company Subsidiary or any Partnership Subsidiary that is a corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than one hundred and ten percent (110%) of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.

(b) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten (10) years after the date such Stock Option is granted; provided that if a Company Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary that is a corporation and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the date of grant.

(c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

5.4 Termination of Employment or Service. If an optionee’s employment with or service as a director of or consultant or advisor to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary terminates by reason of death, disability or for any other reason, the Stock Option may thereafter be exercised to the extent provided in the applicable award agreement, or as otherwise determined by the Administrator.

5.5 Loans. To the extent permitted by applicable law, the Company may make loans available to Stock Option holders in connection with the exercise of outstanding options granted under the Plan, as the Administrator, in its discretion, may determine. Such loans shall (a) be evidenced by promissory notes entered into by the Stock Option holders in favor of the Company, (b) be subject to the terms and conditions set forth in this Section 5.5 and such other terms and conditions, not inconsistent with the Plan, as the Administrator shall determine; provided that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction; and provided further, that no loan may be made to an executive officer or director of the Company or that would otherwise be in violation of any law.

5.6 Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of shares of Stock with respect to which Incentive Stock Options granted to an Optionee under this Plan and all other option plans of the Company or its Company Subsidiaries become exercisable for the first time by the Optionee during any calendar year exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

5.7 Nontransferability of Stock Options. Pursuant to Section 11.6 of the Plan, no Stock Option shall be transferable by the optionee, and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, provided that, the Administrator may, in its sole discretion, provide for the transferability of Stock Options under such terms and conditions as the Administrator shall determine and set forth in the Agreement evidencing such award. Notwithstanding the foregoing, unless permitted by the provisions of Section 422 of the Code, no Stock Option shall be treated as an Incentive Stock Option unless it is at all times subject to the nontransferability provisions of Section 11.6 of the Plan.

ARTICLE 6

Stock Appreciation Rights

6.1 Grant of Rights. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Stock Option granted under the Plan (“Related Rights”) either at or after the time of the grant of such Stock Option. Subject to the provisions of Section 409A of the Code, in the case of a Non-Qualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.

6.2 Termination of Rights. A Related Right or applicable portion thereof granted in conjunction with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Administrator at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Related Right.

6.3 Exercise of Rights.

(a) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or any combination of cash and Stock) equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right (which price shall be no less than 100% of the Fair Market Value on the date of grant) multiplied by the number of shares of Stock in respect of which the Free Standing Right is being exercised, with the Administrator having the right to determine the form of payment.

(b) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or any combination of cash and Stock) equal in value to the excess of the Fair Market Value as of the date of exercise over the exercise price specified in the related Stock Option multiplied by the number of shares of Stock in respect of which the Related Right is being exercised, with the Administrator having the right to determine the form of payment. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

6.4 Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time-to-time by the Administrator; provided, however, that no Stock Appreciation Right shall be exercisable more than ten (10) years after the date such Stock Appreciation Right is granted.

6.5 Termination of Employment or Service. In the event of the termination of employment or service of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant.

ARTICLE 7

Restricted Stock, Deferred Stock, Performance Shares and Other Incentive Awards

7.1 General. Restricted Stock, Deferred Stock or Performance Share awards may be issued either alone or in addition to other awards granted under the Plan. To the extent permitted by applicable law, in the discretion of the Administrator, loans may be made to Participants in connection with the purchase of Restricted Stock under substantially the same terms and conditions as provided in Section 5.4 with respect to the exercise of Stock Options.

7.2 Award Agreements. The prospective recipient of a Restricted Stock, Deferred Stock or Performance Share award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and delivered a fully executed copy thereof to the Company, within such period as the Administrator may specify after the award date.

7.3 Book Entry. The Company may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.4 Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to a Participant, which Awards may cover shares of Stock or the right to purchase shares of Stock or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, shares of Stock, shareholder value or shareholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator.

7.5 Restrictions and Conditions. The Restricted Stock, Deferred Stock and Performance Share awards granted pursuant to this Article 7 shall be subject to the following restrictions and conditions as determined by the Committee:

(a) Restrictions on Transfer. Subject to the provisions of the Plan and the Restricted Stock Award Agreement, Deferred Stock Award Agreement, Performance Share Award Agreement or other award agreement, as appropriate, governing such award, during such period as may be set by the Administrator commencing on the grant date (the “Restricted Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock, Performance Shares or Deferred Stock awarded under the Plan; provided that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service, death or Disability or the occurrence of a “Change of Control” as defined in the agreement evidencing such award.

(b) Termination of Employment or Service. The rights of holders of Restricted Stock, Deferred Stock and Performance Share awards upon termination of employment or service for any reason during the Restricted Period shall be set forth in the award agreement, as appropriate, governing such awards.

ARTICLE 8

Cash-Based Awards

8.1 The Administrator is authorized to grant Cash-Based Awards to a Participant and to determine whether such Cash-Based Awards shall be Performance-Based Compensation per Article 10 of this Plan. The value of Cash-Based Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

8.2 Without limiting Section 8.1 hereof, the Administrator may grant Cash-Based Awards to a Participant in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Participant which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 10 hereof.

ARTICLE 9

Amendment and Termination; No Repricing; Section 409A; Minimum Vesting

9.1 Amendment of the Plan. The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any award theretofore granted without such Participant’s consent. No such action of the Board, unless taken with the approval of the stockholders of the Company, may increase the maximum number of shares that may be sold or issued under the Plan or alter the class of Employees eligible to participate in the Plan. With respect to any other amendments of the Plan, the Board may in its discretion determine that such amendments shall only become effective upon approval by the stockholders of the Company, if the Board determines that such stockholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities law, federal or state tax law or any other laws or for the purposes of satisfying applicable stock exchange listing requirements.

9.2 Amendment of Awards; No Repricing. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without his or her consent. Notwithstanding the foregoing or any other provision of the Plan, the Administrator may not, without prior approval of the Company’s stockholders, seek to effect any repricing of any previously granted, “underwater” Stock Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Stock Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Stock Option or Stock Appreciation Right and granting either replacement Stock Options or Stock Appreciation Rights having a lower exercise price; or other Awards or cash in exchange; or (iii) repurchasing the underwater Stock Options or Stock Appreciation Rights. For purposes of this Section 9.2, a Stock Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Stock is less than the exercise price of the Stock Option or Stock Appreciation Right.

9.3 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, then the Plan and any agreement covering such Award shall be interpreted in accordance with Section 409A of the Code. In the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan and any Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

9.4 Minimum Vesting. No Award shall vest prior to the first anniversary of its date of grant; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Stock available pursuant to Section 3.1 may be granted under the Plan without regard to such minimum vesting provision.

ARTICLE 10

Provisions Applicable to Awards Intended to Qualify as Performance-Based Compensation

10.1 Purpose. The Committee, in its sole discretion, may determine whether any Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant an Award to an Participant that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 10 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to Participants that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 10 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

10.2 Applicability. The grant of an Award to a Participant for a particular Performance Period shall not require the grant of an Award to such Participant in any subsequent Performance Period and the grant of an Award to any one Participant shall not require the grant of an Award to any other Participant in such period or in any other period.

10.3 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than ninety (90) days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Participants, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Goals, and (d) specify the relationship between the Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, unless otherwise provided in an applicable Program or Award Agreement, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

10.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement (and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code), the holder of an Award that is intended to qualify as Performance-Based Compensation must be employed by the Company or a Company Subsidiary throughout the applicable Performance Period. Performance Awards shall be paid, unless otherwise determined by the Committee, no later than 2  1/2 months after the tax year in which the Performance Award vests, consistent with the requirements of Section 409A of the Code. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such applicable Performance Period are achieved.

10.5 Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to a Participant and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations imposed under Section 162(m) of the Code that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 11

Unfunded Status of Plan

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE 12

General Provisions

12.1 Representations. The Administrator may require each person purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates or book entry for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

12.2 Legends. All certificates or book entries for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates or book entries to make appropriate reference to such restrictions.

12.3 Other Plans; No Guarantee of Engagement. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any director, employee, consultant or advisor of the Company, any Company Subsidiary or any Partnership or Partnership Subsidiary any right to continued employment with or service as a director to the Company, any Company Subsidiary or any Partnership or Partnership Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary to terminate the employment or service of any of its directors, employees, consultants or advisors at any time.

12.4 Withholding Requirements. Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for Federal income tax purposes, pay to the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary (as the case may be), or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company, any Company Subsidiary, the Partnership or any Partnership Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of shares of Stock or by delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the minimum amount of tax required to be withheld. The number of shares of Stock which may be so withheld shall be limited to the number of shares of Stock which have a Fair Market Value on the date of withholding no greater than the amount required to satisfy minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes. Fractional share amounts shall be settled in cash.

12.5 No Liability. No member of the Board or the Committee, or any director, officer or employee of the Company, and Company Subsidiary, the Partnership or any Partnership Subsidiary shall be liable, responsible or accountable in damages or otherwise for any determination made or other action taken or any failure to act by such person so long as such person is not determined to be guilty by a final adjudication of willful misconduct with respect to such determination, action or failure to act.

12.6 Indemnification. No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

ARTICLE 13

Miscellaneous

13.1 Compliance With Laws.

(a) The obligation of the Company to sell or deliver Stock with respect to any award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable Federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(b) Each award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an award or the issuance of Stock, no such award shall be granted, payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(c) In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such grantee is acquired for investment only and not with a view to distribution.

13.2 No Rights to Awards; No Stockholder Rights. No Eligible Person shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of grantees. Except as provided specifically herein, a grantee or a transferee of an award shall have no rights as a stockholder with respect to any shares covered by the award until the making of a book entry with respect thereto.

13.3 Ownership and Transfer Restrictions. Shares acquired through the realization of awards granted under the Plan shall be subject to the restrictions on ownership and transfer set forth in the Company’s Charter. The Committee (or the Board, in the case of Non-Qualified Stock Options granted to Independent Directors), in its sole and absolute discretion, may impose such additional restrictions on the ownership and transferability of the shares issuable pursuant to Plan awards as it deems appropriate. Any such restriction shall be set forth in the respective award agreement and may be referred to on the certificates or book entries evidencing such shares. The Committee may require a Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of an Incentive Stock Option within (i) two (2) years from the date of granting such option to such Participant or (ii) one (1) year after the transfer of such shares to such Participant. The Committee may direct that the certificates or book entries evidencing shares acquired by exercise of a Stock Option refer to such requirement to give prompt notice of disposition.

13. 4 Restrictions on Ownership. A Stock Option is not exercisable (and an award may not otherwise be realized) if, in the sole and absolute discretion of the Committee, the exercise of such Option or realization of such award would likely result in any of the following:

(a) the Participant’s ownership of Stock being in violation of the Stock Ownership Limit set forth in the Company’s Charter;

(b) income to the Company that could impair the Company’s status as a “real estate investment trust,” within the meaning of Sections 856 through 860 of the Code;

(c) a transfer, at any one time, of more than one-tenth of one percent (0.1%) (measured in value or in number of shares, whichever is more restrictive) of the Company’s total Stock from the Company to the Partnership pursuant to Article 5.4(d); or

(d) Notwithstanding any other provision of this Plan, a Participant shall have no rights under this Plan to acquire Stock that would otherwise be prohibited under the Company’s Charter.

13.5 Approval of Plan by Stockholders. The Plan remains subject to, and contingent upon approval of the Company’s stockholders, which approval must occur within twelve months of the date the Plan is approved by the Board.

13.6 Nontransferability. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative. Notwithstanding anything to the contrary herein, no awards granted hereunder shall be transferable for consideration.

13.7 Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Maryland without giving effect to the conflict of laws principles thereof.

ARTICLE 14

Effective Date of Plan

The Plan, which was adopted by the Board on February 25, 2015, shall become effective on April 28, 2015 (the “Effective Date”), the date the Company’s stockholders formally approve the Plan.

ARTICLE 15

Term of Plan

No Awards other than Incentive Stock Options shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date. No Incentive Stock Option may be granted following the tenth anniversary of the date on which the Plan was adopted by the Board, but Incentive Stock Options theretofore granted may extend beyond that date.

Exhibit B

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

ARTICLES OF AMENDMENT

APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended as follows:

(a) ARTICLE IV, Section 3, paragraph 3.4.8(A) of the Charter of the Corporation is hereby amended to read in its entirety as follows:

(A) Waiver of Ownership Limit. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit or the Look-Through Ownership Limit to a Person subject to the Ownership Limit or the Look-Through Ownership Limit, as applicable, if such person is not an individual for purpose of Section 542(a) of the Code and is a corporation, partnership, estate or trust; provided, however, that in no event may any such exception cause such Person’s ownership, direct or indirect (without taking into account such Person’s ownership of interests in any partnership of which the Corporation is a partner), to exceed (i) 12.0% of the number of Outstanding shares of Common Stock, in the case of a Person subject to the Ownership Limit, or (ii) 18.0% of the number of Outstanding shares of Common Stock, in the case of a Look-Through Entity subject to the Look-Through Ownership Limit. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation’s status as a REIT.

SECOND: The foregoing amendment to the Charter of the Corporation does not increase the authorized stock of the Corporation.

THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

FOURTH: The foregoing amendment to the Charter of the Corporation shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.

IN WITNESS WHEREOF, Apartment Investment and Management Company has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Secretary on             , 2015.

WITNESS:	APARTMENT INVESTMENT AND MANAGEMENT COMPANY

By:
Lisa R. Cohn, Secretary		Ernest M. Freedman, Executive Vice
President and Chief Financial Officer

B-1

THE UNDERSIGNED, the Executive Vice President and Chief Financial Officer of Apartment Investment and Management Company, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

Ernest M. Freedman, Executive Vice President and Chief Financial Officer

B-2

Aimco

APARTMENT HOMES

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE_SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

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C123456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 28, 2015.

Vote by Internet

Go to www.envisionreports.com/aiv

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5. The Board of Directors recommends a vote AGAINST Proposal 6.

1. Election of Directors: For Against Abstain

01 - James N. Bailey

04 - J. Landis Martin

07 - Michael A. Stein

For Against Abstain

02 - Terry Considine

05 - Robert A. Miller

For Against Abstain

03 - Thomas L. Keltner

06 - Kathleen M. Nelson +

For Against Abstain

2. Ratification of the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for the year ending December 31, 2015.

For Against Abstain

3. Advisory vote on executive compensation.

5. Amendment of Aimco’s charter to permit the Board of Directors to grant waivers of the “look through ownership limit” up to 18%.

4. Approval of the 2015 Stock Award and Incentive Plan.

6. Stockholder proposal regarding “proxy access,” if properly presented at the Stockholder’s Meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890

J N T

1UPX 2 2 4 6 5 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

020BWB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Apartment Investment and Management Company +

PROXY FOR COMMON STOCK

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS — APRIL 28, 2015

The undersigned hereby appoints Terry Considine, Ernest M. Freedman and Lisa R. Cohn and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (“Aimco”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of Aimco to be held at Aimco’s Corporate Office, 4582 S. Ulster Street, Suite 1100, Denver, CO 80237, on Tuesday, April 28, 2015, at 8:30 a.m., and any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement for the Stockholders’ Meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof).

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE SEVEN DIRECTOR NOMINEES IN PROPOSAL 1,

“FOR” PROPOSALS 2, 3, 4 AND 5, AND “AGAINST” PROPOSAL 6.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

(Items to be voted appear on reverse side).

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right

if you plan to attend the

Annual Meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +